Exhibit 10.10

LICENSE AGREEMENT

by and between

PFIZER INC.

and

PERCEPTION OPCO, LLC

DATED AS OF AUGUST 13, 2018

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

i

Schedules

Schedule 1.26	Compounds
Schedule 1.78	Knowledge
Schedule 1.81	Licensed Know-How
Schedule 1.82	Licensed Patent Rights
Schedule 1.152	Sensitive Documents
Schedule 1.158	Target
Schedule 3.4.1	Covenants between Signing and Closing
Schedule 4	Transfer Activities

Schedule 5.6	Development Plan
Schedule 6.4	Royalty Example
Schedule 11.2	Disclosure Schedule
Schedule 15.3	Publications

Exhibits

Exhibit A	Restated Certificate
Exhibit B	By-laws
Exhibit C	Equity Commitment Letter Exhibit D Purchase Agreement
Exhibit E	Stockholders’ Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Management Agreement
Exhibit H	Indemnification Agreements

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is dated as of the 13th day of August, 2018 (the “Execution Date”), by and between Perception OpCo, LLC, a limited liability company organized and existing under the laws of the State of Delaware with offices at c/o Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116 (“Licensee”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“Pfizer”). Licensee and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Pfizer wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

WHEREAS, on the date hereof and in connection with the grant of the license contemplated by this Agreement, Parent, Pfizer and BC Perception Holdings, LP, entered into the Purchase Agreement (hereinafter defined) pursuant to which shares of Parent shall be issued in partial consideration of the license contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

1.1	“Additional Consulting Services” is defined in Schedule 4.

1.2	“Additional Transfer Activities” is defined in Schedule 4.

1.3

“Affiliate” means, with respect to a Party, as of the applicable point in time and for so long as the applicable relationship exists, (i) any Person that controls, is controlled by or is under common control with that Party and (ii) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity. For the avoidance of doubt, Bain Capital Fund XII, LP and Bain Capital Life Sciences Fund, LP shall be deemed to be Affiliates of Licensee for so long as the “Bain Investor” as defined in the Stockholders’ Agreement is an Affiliate of Licensee.

1.4	“Agreement” is defined in the introduction to this Agreement.

1.5

“Anti-Corruption Laws” means international, national, state and local laws, statutes, rules and regulations regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1, et seq.), the UK Bribery Act 2010, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.

1.6	“[***]” is defined in Schedule 1.158.

1.7	“Applicable Law” means any applicable law, statute, rule, regulation, Order or ordinance of any Governmental Authority.

1.8	“Approval Milestone” means is defined in Section 6.2.

1.9	“Approval Milestone Payment” means is defined in Section 6.2.

1.10	“Bankruptcy Code” is defined in Section 1.11.

1.11

“Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) appointment of a receiver for all or substantially all of a Party’s assets, or (d) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

1.12	“Business” is defined in Section 11.3.

1.13	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

1.14	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.15	“Calendar Year” means each calendar year.

1.16

“Cap” means (a) with respect to Pfizer, [***] of the cash contributed to Licensee by Bain Capital Private Equity, LP, Bain Capital Life Sciences, LP and their Affiliates pursuant to the Equity Commitment Letter as of the date on which any indemnifiable Losses are incurred, provided, however, that the Cap shall not exceed $[***] and (b) with respect to Licensee, $[***].

1.17

“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which fifty percent (50%) or more of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer (other than, for the avoidance of doubt, the granting of a license or sublicense to a [***] of all or any material portion of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; (d) any sale, lease, exchange, contribution or other transfer of the assets to which this Agreement relates (other than, for the avoidance of doubt, the granting of a license or sublicense to a [***]; or (e) the approval of any plan or proposal for the liquidation or dissolution of such Party.

1.18	“Closing” is defined in Section 3.1.

1.19	“Closing Date” means the date upon which Closing occurs.

1.20	“CMO” means a contract manufacturing organization.

1.21	“Code” is defined in Section 6.11.6.

1.22

“Combination Product” means a product that includes or incorporates any Compound or Product in combination with one (1) or more Other Active Ingredient(s) or other products, whether the Compound or Product, on the one hand, and such Other Active Ingredient(s) or other products, on the other hand, are formulated or packaged together.

1.23

“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.24

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Compound or Product in or for a particular country, that level of efforts and resources commonly dedicated by a similarly situated company in the research-based pharmaceutical industry to the development or commercialization, as the case may be, of a compound or product of similar commercial potential at a similar stage in its lifecycle in or for such country, in each case taking into account issues of safety and efficacy; product profile; the proprietary position; actual and projected Development, Regulatory Approval, Manufacturing and Commercialization costs and budgets; the then-current competitive environment for such Compound or Product and the likely timing of such Compound’s or Product’s entry into the market; present and future market potential; the regulatory environment and the status of such Compound or Product; and other relevant scientific, technical, legal and commercial factors. With respect to the Development or Commercialization of a Compound [***], in addition to the foregoing factors.

1.25	“Compound Product” is defined in Section 1.106.

1.26

“Compounds” means the specific compounds listed on Schedule 1.26 hereto, as well as (a) any other compounds exemplified in the Licensed Patent Rights or falling within the scope of one or more of the genus claim(s) of the Licensed Patent Rights identified on Schedule 1.26, (b) any other compounds that are conceived, developed, discovered or otherwise identified by or on behalf of Licensee using any Licensed Know-How that exerts, or has activity against [***] necessary to exert, a therapeutic effect on such Target and (c) any Licensee-Selected Compounds, together with all and any prodrugs, solvate, hydrate, stereoisomer, metabolite, isomer, positional isomers, enantiomer, tautomer, polymorph, salts, esters, analogs, and derivatives thereof.

1.27

“Confidential Information” means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates. All Licensed Know-How and Licensee-Selected Compound Know-How shall be considered Pfizer’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party to the receiving Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

1.28

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality dated as of February 9, 2018, by and among Bain Capital Private Equity, LP, Bain Capital Life Sciences, LP and Pfizer, Inc.

1.29	“Consolidated Return” means any affiliated consolidated, combined, or unitary Tax Return filed with respect to a group that includes Pfizer (or any other Affiliate of Pfizer).

1.30	“Consulting Services” is defined in Schedule 4.

1.31

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise, other than any license granted pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.32	“Courts” is defined in Section 17.3.

1.33

“Covered” means, with respect to a given Compound or Product and a given Valid Claim of a Licensed Patent Right or Licensee-Selected Compound Patent Right, that the Exploitation of such Compound or Product would, but for the licenses granted by Pfizer to Licensee under this Agreement, infringe such Valid Claim.

1.34	“CRO” means a contract research organization.

1.35	“CSO” means a contract sales organization.

1.36	“[***]” is defined in Schedule 1.158.

1.37	“Deductible” means $[***].

1.38	“Develop” or “Development” means to conduct any and all research and development activities directed to or necessary to obtain Regulatory Approval.

When used as a noun, “Development” means any and all activities involved in Developing.

1.39

“Developed IP” means any Intellectual Property Rights that are both: (a) related to the Compounds or Products, and (b) conceived or reduced to practice by Licensee, its Affiliates or sublicensees alone or together with one or more Third Parties during the Term in connection with the Development, Manufacture or use of any Compound or Product.

1.40	“Development Plan” is defined in Section 5.6.

1.41	“Documentation” is defined in Schedule 4.

1.42	“Election Notice” is defined in Section 8.2.4.

1.43

“Equity Commitment Letter” means the Equity Commitment Letter provided by Bain Capital Fund (DE) XII, L.P. and Bain Capital Fund (Lux) XII, SCSp, dated as of the date hereof, and attached hereto as Exhibit C.

1.44	“European Territory” means one or more of [***].

1.45	“Execution Date” is defined in the introduction to this Agreement.

1.46	“Existing Pfizer Trials” is defined in Schedule 4.

1.47

“Exploit” or “Exploitation” means to Develop, Manufacture or Commercialize, or to otherwise make, use, offer to sell, sell or import, a compound or product. When used as a noun, “Exploitation” means any and all activities involved in Exploiting.

1.48

“Fair Market Value” means with respect to a valuation required by any provision of this Agreement, the price which a willing buyer would pay, on an arms’ length basis, for a share of Series A-2 Preferred Stock. Fair Market Value will be determined by one or more independent Third Parties through a process mutually agreed by the Parties.

1.49	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

1.50	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.51	“Fees” means collectively any and all Milestone Payments and Royalties.

1.52	“Field” means the treatment, prevention, diagnosis, control and maintenance of all diseases and disorders in humans other than the [***].

1.53

“First Commercial Sale” means the first sale of a Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country.

1.54	“Force Majeure Event” is defined in Section 17.4.

1.55

“Fraud” means, with respect to any Person, an intentional fraudulent misrepresentation with respect to the making of the representations and warranties specifically set forth in Section 11, with the actual knowledge by such Person (as opposed to imputed or constructive knowledge) that such representations and warranties made pursuant to Section 11 (each as qualified by the disclosure schedules, to the extent applicable) were untrue when made, with the intention that a Party to this Agreement rely thereon to its detriment and such Party did in fact rely thereon to such Party’s detriment and suffered Losses; provided, however, that in no event shall the knowledge of any Person be imputed to any other Person.

1.56	“GAAP” means United States generally accepted accounting principles consistently applied.

1.57	“[***]” is defined in Schedule 1.158.

1.58	“[***]” is defined in Schedule 1.158.

1.59

“Generic Competition” means, with respect to a Product (the “Reference Product”) in a particular country in the Territory, when the Generic Products have, in the aggregate, achieved more than [***] of the market share in such country by unit volume (based on data provided by a reliable Third Party data source mutually agreed to by the Parties) of combined unit sales of the Reference Product and all Generic Products.

1.60

“Generic Product” means, with respect to the Reference Product in a particular country in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party not authorized by Licensee, (b) receives Regulatory Approval (with or without pricing or reimbursement approval) in such country in full or partial reliance on the Regulatory Approval (but not necessarily pricing or reimbursement approval) of the Reference Product, and (c) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable with the Reference Product, it being acknowledged that the foregoing standard is intended to be consistent with the standard set forth in the introduction to the “Orange Book,” as amended from time to time, or any analogous or comparable standard in any country outside of the United States. For avoidance of doubt, in the United States, a “Generic Product” as defined herein includes one approved under Section 505(j) of the FD&C Act.

1.61

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the U.S. economic sanctions rules and regulations implemented under statutory authority and/or the President’s Executive Orders and administered by the U.S. Department of the Treasury Office of Foreign Assets Control; European Union (E.U.) Council Regulations on export controls, including Nos.428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other laws, regulations, legislation, orders and requirements imposed by a relevant Governmental Authority.

1.62	“GLP” is defined in Schedule 4.

1.63

“Good Manufacturing Practice” or “GMP” means the regulatory requirements for current good manufacturing practices for pharmaceuticals promulgated by the FDA, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the Regulatory Authorities of the European Union and other organizations and Governmental Authorities in countries in which any Product is intended to be Manufactured or sold, to the extent such standards are not less stringent than United States GMP; provided that a Party shall not be held to any standards required by countries outside the United States and European Union unless such standards have been specifically identified and approved for implementation by the mutual written agreement of the Parties.

1.64

“Government Official” means: (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (d) an employee or person acting for or on behalf of a public international organization, or (e) any person otherwise categorized as a government official under local law. As used herein, “government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

1.65

“Governmental Authority” means any court, agency, department, authority or other body exercising regulatory or administrative functions or other instrumentality of any national, supranational, state, county, city or other political subdivision.

1.66

“Group” means, as applicable, Group A, Group B, Group C or Group D, as identified on Schedule 1.158. For clarity, references in this Agreement to a Group corresponding to any Compound not specifically listed in on Schedule 1.158 (including Licensee-Selected Compounds), or any Product incorporating or comprised of such Compound, shall mean the Group including the Target on which such Compound or Product exerts, or has activity against such Target necessary to potentially exert, a therapeutic effect on such Target.

1.67

“Healthcare Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a- 7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a- 7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FD&C Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Section 1128G of the Social Security Act (the Physician Payment Sunshine Law), The Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state pharmaceutical assistance programs and regulations under such laws, and the U.S. FDA Good Clinical Practices (GCP) (21 C.F.R. Parts 50, 54, 56, 58 and 312), Good Laboratory Practices (GLP) (21 C.F.R. Part 58), and Good Manufacturing Practices (GMP) (21 C.F.R. Parts 210-211 and 820).

1.68	“Hours Cap” is defined in Schedule 4.

1.69	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.70

“HSR Filing” means a filing by Pfizer and Licensee with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.71

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Compound or a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.72	“Indemnifiable Loss Amount” is defined in Section 12.5.

1.73

“Indemnification Agreements” means the agreements between Parent and each of the directors of Parent’s board of directors, as it shall be constituted in accordance with the Stockholders’ Agreement, each in the form attached hereto as Exhibit H.

1.74	“Indemnified Party” is defined in Section 12.3.

1.75	“Indemnifying Party” is defined in Section 12.3.

1.76

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.77	“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.

1.78

“Knowledge” means actual knowledge of the individuals listed on Schedule 1.78 and is not meant to require or imply that any particular inquiry or investigation has been undertaken, including obtaining any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.

1.79	“[***]” is defined in Schedule 1.158.

1.80	“Latin American Territory” means one or more of [***].

1.81

“Licensed Know-How” means Know-How Controlled by Pfizer or any of its Affiliates as of the Closing Date that is expressly set forth in the documentation to be transferred to Licensee pursuant to Schedule 4 or otherwise scheduled in Schedule 1.81. For clarity, Licensed Know-How does not include any Pfizer- Developed Know-How or Licensee-Selected Compound Know-How.

1.82	“Licensed Patent Rights” means all Patent Rights listed on Schedule 1.82. For clarity, Licensed Patent Rights does not include any Pfizer-Developed Patent Rights or Licensee-Selected Patent Rights.

1.83	“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.84	“Licensee” is defined in the introduction to this Agreement.

1.85	“Licensee Assumption Notice” is defined in Schedule 4.

1.86	“Licensee Indemnitees” is defined in Section 12.2.

1.87	“Licensee Regulatory Transfer Notice” is defined in Schedule 4.

1.88	“Licensee-Selected Compound” means a Pfizer-Developed Compound that is selected by Licensee for Exploitation in the Field, by written notice to Pfizer, within [***].

1.89	“Licensee-Selected Compound Know-How” means Pfizer-Developed Know-How to the extent directed to a Licensee-Selected Compound.

1.90	“Licensee-Selected Compound Patent Rights” means Pfizer-Developed Patent Rights to the extent directed to a Licensee-Selected Compound.

1.91	“Licensee-Selected Compound Technology” means the Licensee-Selected Compound Patent Rights and the Licensee-Selected Compound Know-How.

1.92

“Losses” means, subject to Section 13.1, losses, damages, liabilities, payments, fines, fees, penalties, charges, judgments, settlement payments and costs and expenses including interest penalties and reasonable attorneys’ fees and expenses.

1.93	“[***] Licensed Patent Rights” means the Licensed Patent Rights listed on Schedule 1.82 related to the [***] and the Licensee-Selected Compound Patent Rights related to the [***].

1.94	“[***]” is defined in Schedule 1.158.

1.95	“[***]” is defined in Schedule 1.158.

1.96	“Major Market Country” means any of the [***]. The “Major Market Countries” means, collectively, all of the countries listed in the preceding sentence.

1.97

“Management Agreement” means the Management Agreement, by and between Parent, Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP, to be dated as of the Closing Date, in the form attached hereto as Exhibit G.

1.98

“Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.99	“Marginal Royalty Rates” is defined in Section 6.4.

1.100

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is materially adverse to the Licensed Technology, taken as a whole or (b) materially impairs the ability of Pfizer or its Affiliates to consummate the transactions contemplated by this Agreement, but, in each case, that excludes (i) any adverse change, effect or circumstance to the extent due to changes in conditions generally affecting (A) the pharmaceutical industry or (B) the economy, financial or securities markets or political, legislative or regulatory conditions, taken as a whole, except in the case of any such changes, effects or circumstances referenced in clauses (A) or (B), for changes, effects or circumstances that disproportionately impact the Licensed Technology, taken as a whole, (ii) any adverse change, effect or circumstance caused by the announcement of this Agreement and the pendency of the transactions contemplated hereby, (iii) any adverse change, effect or circumstance due to legal or regulatory changes or other binding directives issued by a Governmental Authority except to the extent any such changes, effects or circumstances disproportionately impact the Licensed Technology, taken as a whole, (iv) any adverse change, effect or circumstance due to acts of war, armed hostility or terrorism, except to the extent any such changes, effects or circumstances disproportionately impact the Licensed Technology, taken as a whole, (v) any adverse change, effect or circumstance due to earthquake, storm, flood, fire, epidemic or other acts of nature, except to the extent any such changes, effects or circumstances disproportionately impact the Licensed Technology, taken as a whole, (vi) any adverse effect due to actions or inactions taken by Pfizer or any of its Affiliates which are required by this Agreement and are not taken in a manner that breaches this Agreement, (vii) any adverse effect due to any actions of government or other investigations pending as of the date hereof or (viii) any adverse effect due to Licensee not granting Pfizer consent to take an action if Pfizer requested such consent in accordance with the terms of this Agreement.

1.101

“Material New Information” means any statistically significant or material data or information relating to any Compound or Product that would materially increase the probability that such Compound or Product could be further Developed or approved by the Regulatory Authority in a Major Market Country that is the subject of a Significant Transaction Offer Notice, to the extent resulting from (a) in the case of Compounds or Products for which no clinical trial has been initiated, completion of one or more IND-enabling GLP toxicity studies or the filing of an IND for such Compound or Product and (b) in the case of Compounds or Products for which a clinical trial has been initiated, the results from the completion of a clinical trial in the Field (including any subgroup analysis with respect thereto).

1.102	“Milestone Payments” means, collectively, the Approval Milestone Payments and Sales Milestone Payments.

1.103	“Milestones” means, collectively, the Approval Milestones and Sales Milestones.

1.104

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FD&C Act and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.105	“Negotiation Period” is defined in Section 2.7.3.

1.106

“Net Sales” means, with respect to all Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates and sublicensees, gross receipts from sales of such Products in the Territory, less in each case (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks or similar payments granted or given to wholesalers or other institutions, (b) adjustments arising from consumer discount programs or other similar programs, (c) customs or excise duties, value-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales provided such duties or taxes are recorded in gross sales, (d) any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, (e) actual freight, shipping, handling and insurance costs up to [***] of Net Sales and (f) amounts that are written off as uncollectible in accordance with the accounting procedures of Licensee or its applicable Affiliate or sublicensee, consistently applied, provided that Licensee, its Affiliate or sublicensee (as applicable) has made reasonable efforts to collect on such receivable, and provided, further, that (i) if such receivable shall thereafter be paid or otherwise satisfied, the amount thereof shall be added to Net Sales for the Calendar Quarter in which so paid or satisfied and (ii) such deduction for uncollectible accounts does not exceed [***] of Net Sales. Net Sales shall be determined from the Licensee’s books and records maintained in accordance with GAAP consistently applied.

Resales or sales of a Product made in good faith between or among Licensee, any of its Affiliates or any of its sublicensees shall not be included in the calculation of Net Sales, but the first sale thereafter to a Third Party (other than a sublicensee) shall be included in the calculation of Net Sales.

[***].

[***].

[***].

[***].

1.107

“Order” means any writ, judgment, order, decree, injunction, decision, verdict, award or ruling or other binding obligation of, or settlement or other similar agreement with, any Governmental Authority.

1.108	“Other Active Ingredient(s)” is defined in Section 1.106.

1.109	“Outside Date” is defined in Section 14.2.3.

1.110	“Parent” means Perception HoldCo, Inc., a Delaware corporation.

1.111	“Party” and “Parties” is defined in the introduction to this Agreement.

1.112

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, pediatric exclusivity, Patent Term Extensions or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.113	“Patent Term Extension” is defined in Section 8.2.3.

1.114

“Permitted Contractor” means a CMO, CRO, CSO, distributor, wholesaler or other Third Party that is a party to a material transfer agreement with Licensee, in each case, that is providing services on behalf of Licensee on a fee-for-service basis in connection with the Development, Commercialization or Manufacture of the Compounds or Products.

1.115

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.116	“Pfizer” is defined in the introduction to this Agreement.

1.117

“Pfizer-Developed Compound” means a compound that (a) is conceived by Pfizer or its Affiliates in a Pfizer research program specifically directed to the [***] (each of the foregoing, a “Pfizer Program Target”) during the period beginning on the

Closing Date and ending on the date that is [***] after the Closing Date (and excluding, for the avoidance of doubt, any compound licensed to or acquired by Pfizer and its Affiliates from a Third Party, including by acquisition of stock or assets, merger, reorganization, consolidation, share exchange, business combination or other transaction), (b) is Covered by an issued Valid Claim included in the Licensed Patent Rights identified on Schedule 1.82 for such Pfizer Program Target (including any Patent Right deemed a Licensed Patent Right pursuant to Section 2.1.5) at the time such compound is selected by Licensee in accordance with Section 1.88 and (c) has activity against such Pfizer Program Target necessary to potentially exert a therapeutic effect on such Pfizer Program Target.

1.118

“Pfizer-Developed Know-How” means Know-How Controlled by Pfizer during the period beginning on the Closing Date and ending on the date that is [***] after the Closing Date relating to the composition of matter or the therapeutic use in the Field of a Pfizer-Developed Compound. For clarity Pfizer- Developed Know-How does not include any Know-How directed to the manufacturing processes, formulation, dosing or other therapeutic uses outside the Field.

1.119

“Pfizer-Developed Patent Rights” means Patent Rights Controlled by Pfizer directed to the composition of matter of a Pfizer-Developed Compound or the therapeutic use of such Pfizer-Developed Compound in the Field, other than any Patent Rights licensed to or acquired by Pfizer and its Affiliates from a Third Party (including by acquisition of stock or assets, merger, reorganization, consolidation, share exchange, business combination or other transaction). For clarity, Pfizer-Developed Patent Rights does not include any Patent Rights directed to manufacturing processes, formulation, dosing or other therapeutic uses outside the Field.

1.120	“Pfizer Directors” means the directors of Parent designated by Pfizer pursuant to the Stockholders’ Agreement.

1.121	“Pfizer Indemnitees” is defined in Section 12.1.

1.122	“Pfizer Program Target” is defined in Section 1.117.

1.123

“Phase 3 Trial” means a human clinical trial, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of such Product and to provide adequate basis for labeling, as required in 21 C.F.R. §312(c) or its foreign equivalent, intended to provide the basis for filing for Regulatory Approval.

1.124

“Product” means each product, dosage, substance or formulation, for use in the Field, that (a) incorporates or is comprised of a Compound (alone or as a Combination Product) or (b) is Covered by a Valid Claim under the Licensed Patent Rights or Licensee-Selected Compound Patent Rights, other than any Terminated Product.

1.125	“Purchase Agreement” means the Purchase Agreement between Pfizer, BC Perception Holdings, LP and Parent, dated as of the date hereof, and attached hereto as Exhibit D.

1.126	“Qualified Financing” is defined in Section 1.153.

1.127	“Recipients” is defined in Section 10.1.

1.128	“Reference Product” is defined in Section 1.59.

1.129

“Registration Rights Agreement” means the Registration Rights Agreement by and among Parent, Pfizer and the other parties specified therein, to be dated as of the Closing Date, in the form attached hereto as Exhibit F.

1.130

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction.

1.131

“Regulatory Authority” means, with respect to a particular country or jurisdiction, any Governmental Authority responsible for granting Regulatory Approvals for a Product in such country or jurisdiction in the Territory.

1.132	“Regulatory Confirmation Notice” is defined in Schedule 4.

1.133	“Regulatory Documentation” is defined in Schedule 4.

1.134

“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including any IND, NDA, exclusivity requests, any submission to a regulatory advisory board, any marketing authorization application, any documentation for customs authorities, and any supplement or amendment thereto.

1.135	“Regulatory Transfer Period” is defined in Schedule 4.

1.136	“Relevant Records” is defined in Section 7.1.

1.137

“Residuals” means information in non-tangible form that is retained in the unaided memory of persons who have had access to the Compounds, Products, Licensed Know-How or Licensee-Selected Compound Know-How, including ideas, concepts, know-how or techniques contained therein.

1.138	“Restated Certificate” is defined in Section 3.2.2(c).

1.139	“Restricted Market” means, as applicable under Global Trade Control Laws, the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria.

1.140

“Restricted Party” means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List, as administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services - Office of Inspector General; any lists of prohibited or debarred parties established under the FD&C Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

1.141

“[***]” means, solely with respect to Compounds and Products exerting a therapeutic effect on the [***], the treatment, prevention, diagnosis, control and maintenance of inflammatory bowel diseases and disorders, including Crohn’s disease and ulcerative colitis, in humans.

1.142	“Review Period” is defined in Section 15.3.

1.143	“Rights Transfer” is defined in Section 6.11.6.

1.144	“ROFN Exercise Period” is defined in Section 2.7.2.

1.145	“ROFN Notice of Exercise” is defined in Section 2.7.2.

1.146	“ROFN Territory” means [***].

1.147	“Royalties” is defined in Section 6.4.

1.148

“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the later of: (a) [***] following the date of First Commercial Sale of such Product in such country, (b) the expiration of all regulatory or data exclusivity provided by an applicable Governmental Authority for such Product in such country and (c) the date upon which the manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right or Licensee-Selected Compound Patent Right.

1.149	“Sales Milestone” is defined in Section 6.3.

1.150	“Sales Milestone Payment” is defined in Section 6.3.

1.151	“SEC” is defined in Section 11.3.

1.152	“Sensitive Documents” means each of the documents set forth on Schedule

1.153	“Series A-2 Preferred Stock” means the Series A-2 Convertible Preferred Stock of Licensee, par value $0.00001 per share.

1.154

“Series A-2 Preferred Stock Issue Price” means with respect to each share of Series A-2 Preferred Stock at such point in time where an Indemnifiable Loss Amount is paid via forfeiture of shares as described in Section 12.5, as applicable, (a) $10.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock), in the event that no institutional investor, other than Bain Capital Private Equity, LP, Bain Capital Life Sciences, LP or their Affiliates, has or have, in aggregate, invested at least $20,000,000 in Parent for equity securities of Parent (a “Qualified Financing”), (b) the Fair Market Value, in the event that a Qualified Financing, other than an “Initial Public Offering” as defined in the Stockholders’ Agreement, has occurred with respect to Parent, and (c) the average closing price of Parent’s common stock on the principal exchange on which such common stock is then listed for the [***] ending on the [***] preceding the date of such forfeiture of shares.

1.155

“Significant Transaction” means (a) an exclusive license, an assignment, a sale, an exclusive co-promotion arrangement, or other transfer of all commercial rights to a Product in a country in the [***] (in addition to any other countries or regions) or on a global basis or (b) an exclusive distribution agreement in a [***] (in addition to any other countries or regions) or on a global basis, in each case ((a) and (b)) with each territorial transaction for a Product being a separate “Significant Transaction”. For the avoidance of doubt, a research or Development license without commercial rights (including rights granted to a CRO conducting Product-related research or Development services), and the granting of license(s) to Manufacture any Product, a non-exclusive distribution arrangement, or any other activity with an entity other than a Third Party, shall not be considered a Significant Transaction.

1.156	“Significant Transaction Offer Notice” is defined in Section 2.7.1.

1.157

“Stockholders’ Agreement” means the Stockholders’ Agreement by and among Licensee, Pfizer and the other parties specified therein, to be dated as of the Closing Date, in the form attached hereto as Exhibit E.

1.158	“Target” means each of the targets listed on Schedule 1.158 hereto, other than any Terminated Target.

1.159	“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any tax (domestic or foreign).

1.160

“Tax Return” means any report, return, statement, declaration, notice, claim for refund, certificate or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Tax Authority, or required to be maintained by any Person, in connection with the determination, assessment, collection or payment of any tax.

1.161	“Term” is defined in Section 14.1.

1.162	“Terminated Product” means each Product with respect to which this Agreement is terminated by Pfizer pursuant to Section 14.3.

1.163	“Terminated Target” means each Target with respect to which this Agreement is terminated by Pfizer pursuant to Section 14.3.

1.164	“Terminated Territory” means each country with respect to which this Agreement is terminated by Pfizer pursuant to Section 14.3.

1.165	“Territory” means worldwide, other than any Terminated Territory.

1.166	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.167	“Third Party Infringement” is defined in Section 9.1.

1.168	“Third Party License” is defined in Section 6.5.2.

1.169	“Total Transfer Hours” is defined in Schedule 4.

1.170	“Transaction Agreements” means this Agreement, the Equity Commitment Letter, the Purchase Agreement, the Management Agreement, the Stockholders’ Agreement and the Registration Rights Agreement.

1.171	“Transfer Activities” is defined in Schedule 4.

1.172	“Transfer Completion Notice” is defined in Schedule 4.

1.173

“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights or Licensee-Selected Compound Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.174	“VAT” is defined in Section 6.11.1.

1.175	“Withholding Certificate” is defined in Section 6.11.3.

1.176	Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then- current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSE GRANT.

2.1	License Grants to Licensee.

2.1.1

Licensed Patent Rights. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.4, Pfizer hereby grants to Licensee an exclusive (even as to Pfizer and its Affiliates, except as otherwise provided in Section 2.4), sublicensable (subject to Section 2.2), milestone- and royalty-bearing right and license under the Licensed Patent Rights to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Compounds and Products in the Field within the Territory.

2.1.2

Licensed Know-How. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to Licensee a non-exclusive, sublicensable (subject to Section 2.2), milestone- and royalty-bearing right and license to use the Licensed Know-How to discover, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Compounds and Products in the Field within the Territory.

2.1.3

Additional License for Licensee-Selected Compounds. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.4, Pfizer hereby grants to Licensee (a) an exclusive (even as to Pfizer and its Affiliates, except as otherwise provided in Section 2.4), sublicensable (subject to Section 2.2), milestone- and royalty-bearing right and license under any Licensee- Selected Compound Patent Rights and (b) a non-exclusive, sublicensable (subject to Section 2.2), milestone- and royalty-bearing right and license under any Licensee-Selected Compound Know-How; in each case ((a) and (b)), solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Licensee-Selected Compounds and Products containing or comprised of Licensee-Selected Compounds in the Field within the Territory.

2.1.4

Affiliates. To the extent any of the Licensed Technology or Licensee- Selected Compound Technology is Controlled by an Affiliate of Pfizer, then promptly following the Closing Date (or for Licensee- Selected Compound Patent Rights or Licensee-Selected Compound Know-How, promptly after Licensee selects a Licensee-Selected Compound), Pfizer shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1 and carry out the other obligations of Pfizer hereunder (including under Section 8.2 and Section 9.2).

2.1.5

Wrong Pockets. If at any time (a) during the [***] period following the Closing, either Party discovers that a Patent Right, or (b) during the [***] period following the Closing, either Party discovers that Know-How, in each case ((a) and (b)) Controlled by Pfizer or any of its Affiliates on the Closing Date that is necessary for the manufacture, composition or a clinical formulation of the Compounds or Products or to the use thereof (as such Compounds or Products and uses existed as of the Execution Date) was omitted from Schedule 1.82 (in the case of Patent Rights) or was not expressly set forth in the documentation to be transferred to Licensee pursuant to Schedule 4 or otherwise scheduled in Schedule 1.81 (in the case of Know-How), then such Party shall promptly provide written notice thereof to the other Party, and upon receipt of such notice any such Patent Right shall be deemed to be a Licensed Patent Right to the extent Controlled by Pfizer or any of its Affiliates on the date of such notice and any such Know-How shall be deemed to be Licensed Know-How hereunder and licensed to Licensee in accordance with Section 2.1.1 and Section 2.1.2, respectively. With respect to Know-How for which a Party has provided notice to the other Party pursuant to the preceding sentence, and provided that any employees possessing knowledge of such Know-How are still employed by Pfizer at the time of such notice, Pfizer shall promptly transfer, or shall promptly cause to be transferred, such Know-How to Licensee subject to the terms and conditions herein (including the Total Transfer Hours and related payment terms described in Schedule 4). For clarity, if any Patent Right is deemed to be a Licensed Patent Right pursuant to this

Section 2.1.5, no other Patent Right within the same family of Patent Rights that is not necessary for the manufacture, composition or a clinical formulation of the Compounds or Products or to the use thereof shall be deemed included in the Licensed Patent Rights.

2.2

Sublicense Rights. Licensee may sublicense (through multiple tiers) the rights granted to it by Pfizer under Sections 2.1.1, 2.1.2 and 2.1.3 to any of its Affiliates, Permitted Contractors [***] without Pfizer’s approval, provided that for [***] following the Closing, Licensee shall obtain Pfizer’s prior written approval, which approval shall be in Pfizer’s sole discretion, for any sublicensing of any commercial rights granted to Licensee by Pfizer under Sections 2.1.1, 2.1.2 and 2.1.3 other than any sublicense to a Permitted Contractor. Any and all sublicenses shall be subject to the following requirements:

2.2.1	All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement.

2.2.2	In no event shall any such sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.3	Licensee shall furnish to Pfizer a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed.

2.3

License Grant to Pfizer. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Pfizer a perpetual, irrevocable, worldwide, fully-paid up, royalty-free, non-exclusive right and license, with the right to grant sublicenses, under the Developed IP for all purposes in the [***] in the Territory (including any Terminated Territory). Licensee shall use reasonable best efforts to promptly disclose to Pfizer all Developed IP related to the [***] during the Term.

2.4

Retained Rights. Licensee acknowledges and agrees that (a) Pfizer retains the right to (i) make, have made, use, have used, and import the Compounds and Products for Pfizer’s research, development and regulatory purposes in the Field, provided that the foregoing shall not include the right to use Compounds or Products in the conduct of human clinical trials and (ii) use the Licensed Patent Rights, Licensed Know-How, Licensee-Selected Compound Patent Rights and Licensee-Selected Compound Know-How, to perform the activities and services set forth in Schedule 4 for or on behalf of Licensee or its designee and (b) Pfizer is free to use the Licensed Patent Rights, Licensed Know-How, Licensee-Selected Compound Patent Rights and Licensee-Selected Compound Know-How, for purposes other than those exclusively licensed to Licensee under this Agreement, including the use of the Licensed Patent Rights, Licensed Know-How, Licensee- Selected Compound Patent Rights and Licensee-Selected Compound Know-How, to make, have made, use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit Compounds and Products and enforce such Licensed Patent Rights, Licensed

Know-How, Licensee-Selected Compound Patent Rights and Licensee-Selected Compound Know-How, in the [***] within the Territory. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to prevent or restrict in any way the ability of Pfizer or its Affiliates to conduct any activity in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or in equity if conducted by a Third Party, provided that Pfizer shall remain in compliance with its obligations under Section 10 in conducting any such activity. Licensee acknowledges and agrees that [***].

2.5

Residuals. Pfizer may use for any purpose the Residuals resulting from access to or work with the Compounds, Products, Licensed Technology or Licensee- Selected Compound Technology; provided that, for the avoidance of doubt, this Section 2.5 shall not constitute a grant back of the license granted to Licensee under the Licensed Patent Rights pursuant to Section 2.1.1 or the Licensee- Selected Compound Patent Rights pursuant to Section 2.1.3.

2.6

No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon any Party by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of a Party or its Affiliates other than the rights in Licensed Technology, Licensee-Selected Compound Technology, Developed IP and Residuals expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology, Licensee-Selected Compound Technology, Developed IP or Residuals.

2.7

Right of First Negotiation. Licensee hereby grants to Pfizer an exclusive right of first negotiation to enter into an agreement for a Significant Transaction, subject to the terms and conditions set forth in this Section 2.7. Pfizer may only exercise such right of first negotiation with respect to each Product once.

2.7.1

Prior to (i) [***] or (ii) [***], Licensee shall provide Pfizer with written notice of the nature of the proposed Significant Transaction, including (a) the applicable Product (or Products) for which the Significant Transaction is sought, (b) the applicable country (or countries) for which the Significant Transaction is sought, and (c) a summary of the [***] within Licensee’s possession and control (such notice, the “Significant Transaction Offer Notice”). For the avoidance of doubt, each Significant Transaction shall require a separate Significant Transaction Offer Notice.

2.7.2

If Pfizer desires to obtain rights to the Product (or Products) in the country (or countries) as set forth in the Significant Transaction Offer Notice, then Pfizer may notify Licensee within [***] of the receipt of the Significant Transaction Offer Notice (the “ROFN Exercise Period”) that it desires to enter into negotiations with respect to such Significant Transaction (the “ROFN Notice of Exercise”).

2.7.3

If Pfizer provides the ROFN Notice of Exercise to Licensee in accordance with Section 2.7.2, then (a) from and after the receipt of the ROFN Notice of Exercise and for a continuous period of [***] thereafter (the “Negotiation Period”), the Parties will negotiate exclusively with each other with respect to such Significant Transaction in good faith and with the intent of entering into a mutually acceptable definitive, written agreement with respect to the Significant Transaction, and (b) if the Parties do not enter into a Significant Transaction within the Negotiation Period, then Licensee may negotiate and enter into a Significant Transaction with a Third Party for the Product (or Products) and the country (or countries) set forth in the Significant Transaction Offer Notice; provided, that, for a period of [***] from the expiration of the Negotiation Period, (i) if Material New Information becomes available relating to the applicable Product (or Products) before Licensee enters into a Significant Transaction for such Product (or Products) with a Third Party covering one or more of the countries described in the Significant Transaction Offer Notice, then Pfizer’s right of first negotiation pursuant to this Section 2.7 shall be reinstated with respect to a Significant Transaction for such Product (or Products) for those applicable countries for which Licensee had not entered into a Significant Transaction with a Third Party, and (ii) Licensee shall not enter into an agreement with a Third Party with respect to the applicable Product (or Products) in the country (or countries) set forth in the Significant Transaction Offer Notice on economic terms and conditions that, when viewed as a whole, are less favorable to Licensee as compared to the terms and conditions in the last proposal submitted by Pfizer to Licensee with respect thereto during the Negotiation Period.

2.7.4

If Pfizer does not provide the ROFN Notice of Exercise to Licensee in accordance with Section 2.7.2, then Licensee may negotiate and enter into a Significant Transaction for the Product or Products and the country or countries set forth in the Significant Transaction Offer Notice; provided, that, (a) if Licensee fails to enter into a Significant Transaction with respect to the applicable Product in one (1) or more of the applicable countries within [***] after the expiration of the ROFN Exercise Period, then Pfizer’s right of first negotiation pursuant to this Section 2.7 shall be reinstated with respect to a Significant Transaction for those applicable Products for those applicable countries for which Licensee had not entered into a Significant Transaction, or (b) if Material New Information becomes available relating to the applicable Product (or Products) before Licensee enters into a Significant Transaction for such Product (or Products) covering one or more of the countries described in the Significant Transaction Offer Notice, then Pfizer’s right of first negotiation pursuant to this Section 2.7 shall be reinstated with respect to a Significant Transaction for such Product (or Products) for those applicable countries for which Licensee had not entered into a Significant Transaction.

2.7.5

The rights granted to Pfizer under this Section 2.7 shall terminate on the earliest of (a) for each Product, upon the earlier of (i) receipt of Regulatory Approval for such Product in the United States or (ii) a sale of all or substantially all of the assets of Licensee that relate to such Product or (b) in their entirety, upon the earlier of (i) a Change of Control of Licensee that occurs on or after such date that is [***] following the Closing Date, or (ii) the [***] anniversary of the Closing.

2.7.6

For clarity, (a) nothing shall prevent Licensee or any of its Affiliates from negotiating or executing any confidentiality agreement or participating in general discussions with any prospective partner, investor, licensor, licensee or other Third Party and (b) Licensee shall have no obligation to provide Pfizer with (i) the identity of any Third Party or (ii) any terms of any transaction negotiation with a Third Party, except (x) as required to be set forth in a Significant Transaction Offer Notice or (y) as required in discovery in the event of a dispute between the Parties as to whether Pfizer’s rights under this Section 2.7 have been triggered.

3.	CLOSING.

3.1

Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY, USA, at 10:00 AM local time as soon as practicable (and in no event later than the third (3rd) Business Day) after all the conditions set forth in Section 3.3 are satisfied or waived (excluding the delivery of any documents to be delivered at the Closing by either of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions), or at such other time, date or place as may be mutually agreed to by the Parties.

3.2	Closing Deliverables.

3.2.1	Closing Deliverables and Actions by Pfizer. At the Closing, Pfizer shall deliver, or cause to be delivered, to Licensee:

(a)	a duly executed certificate as described in Section 3.3.2(d);

(b)	a duly executed counterpart to the Stockholders’ Agreement;

(c)	a duly executed counterpart to the Registration Rights Agreement;

(d)	a duly executed Bill of Sale transferring the materials to be transferred to Licensee pursuant to Schedule 4; and

(e)	an accurate and complete Internal Revenue Service Form W-9 from Pfizer.

3.2.2	Closing Deliverables and Actions by Licensee. At the Closing, Licensee shall deliver, or cause to be delivered, to Pfizer:

(a)	a duly executed certificate as described in Section 3.3.3(c);

(b)

a duly executed certificate by the Secretary of Licensee certifying: (i) resolutions of the board of directors of Licensee approving the transactions contemplated by the Transaction Agreements to which it will be a party and (ii) resolutions of the stockholders of Licensee approving the Restated Certificate;

(c)

evidence of the filing with the Office of the Secretary of State of Delaware the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Restated Certificate”);

(d)	evidence of the adoption of the By-laws in the form attached hereto as Exhibit B;

(e)	a duly executed counterpart to the Stockholders’ Agreement;

(f)	a duly executed counterpart to the Registration Rights Agreement;

(g)	copies of resolutions duly adopted by the stockholders of Licensee appointing the Pfizer Directors to the board of directors of Licensee effective as of the Closing

(h)	a duly executed counterpart to Indemnification Agreements for each of the Pfizer Directors; and

(i)	a duly executed Bill of Sale transferring the materials to be transferred to Licensee pursuant to Schedule 4.

3.3	Conditions to Closing.

3.3.1

HSR. The obligations of the Parties to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfillment (or written waiver by all of the Parties where permissible) at or prior to the Closing of the following conditions:

(a)

HSR Filing. All waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by the Transaction Agreements shall have been terminated or shall have expired.

(b)

No Injunctions; Actions. Consummation of the transactions contemplated by the Transaction Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any Applicable Law or Order, and there shall be no pending proceeding brought by a Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any such transactions.

3.3.2

Conditions for Licensee to Close. The obligation of Licensee to consummate the Closing is also subject to the satisfaction (or written waiver by Licensee) as of the Closing Date of the following conditions:

(a)

Each of the (i) representations and warranties of Pfizer set forth in Section 11.1 shall be true and correct in all material respects, and (ii) representations and warranties of Pfizer set forth in Section 11.2 shall be true and correct (disregarding any materiality qualifications contained therein), except in the case of this clause (ii) for any failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; in the case of each of the foregoing clauses (i) and (ii), on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)	Pfizer shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Pfizer by the time of the Closing.

(c)

Since the date of this Agreement, no changes, effects or circumstances have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)

Pfizer shall have delivered to Licensee a certificate, dated as of the Closing Date and signed by a duly authorized representative of Pfizer, stating that the conditions specified in Sections 3.3.2(a) and 3.3.2(b) have been satisfied.

3.3.3	Conditions for Pfizer to Close. The obligation of Pfizer to consummate the Closing is also subject to the satisfaction (or written waiver by Pfizer) as of the Closing Date of the following conditions:

(a)

Each of the (i) representations and warranties of Licensee set forth in Section 11.1 shall be true and correct in all material respects, and (ii) representations and warranties of Licensee set forth in Sections 11.4, 11.5 and 11.6 shall be true and correct (disregarding any materiality qualifications contained therein), except in the case of this clause (ii) for any failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Licensee to consummate the transactions contemplated by the Transaction Agreements; in the case of each of the foregoing clauses (i) and (ii), on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)	Licensee shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Licensee by the time of the Closing.

(c)

Licensee shall have delivered to Pfizer a certificate, dated as of the Closing Date and signed by a duly authorized representative of Licensee, stating that the conditions specified in Sections 3.3.3(a) and 3.3.3(b) have been satisfied.

3.4	Conduct between Signing and Closing.

3.4.1

From the Execution Date until the Closing or the earlier termination of this Agreement in accordance with Section 14.2, without the prior written consent of Licensee (which shall not be unreasonably withheld, delayed or conditioned), Pfizer and its Affiliates shall use reasonable efforts to:

(a)	Prosecute and maintain each of the Licensed Patent Rights listed on Part A of Schedule 1.82.

(b)	Maintain the stability programs with respect to Compounds to be transferred to Licensee pursuant to Section 3.1 of Schedule 4.

(c)	Conduct or have conducted each of the Existing Pfizer Trials pursuant to Section 1.4 of Schedule 4.

(d)

Maintain each Regulatory Filing required to be maintained by Pfizer during the Regulatory Transfer Period pursuant to Section 2.3 of Schedule 4 in accordance with the terms of Section 2.3 of Schedule 4.

(e)	Submit all Pfizer-generated CIOMS/serious adverse event reports required to be submitted by Pfizer pursuant to Section 2.5 of Schedule 4 in accordance with the terms of Section 2.5 of Schedule 4.

(f)	Administer the compassionate use program pursuant to Section 2.7 of Schedule 4 in accordance with the terms of Section 2.7 of Schedule 4.

(g)	Undertake and complete such other activities set forth in Schedule 3.4.1.

3.4.2

Unless Licensee consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Pfizer shall not, and shall cause its Affiliates who Control any of the Licensed Technology to not, take any of the following actions:

(a)	Transfer, sell, assign, lease, sublease, license, sublicense, pledge or otherwise convey or dispose of, or create any claims, liens, charges or encumbrances on, any of the Licensed Technology.

(b)

Discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any claim, demand, action suit, proceeding, arbitration, inquiry or investigation that is material to the Licensed Technology, any Compound or any Product or to the ability of Pfizer and its Affiliates to consummate the transactions contemplated by this Agreement.

4.

TRANSFER ACTIVITIES. Schedule 4 sets forth the documentation, materials and Licensed Know-How that Pfizer will transfer to Licensee and related activities and services to be performed by the Parties. If there is an inconsistency between Schedule 4 and this Agreement, the terms of this Agreement shall prevail.

5.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

5.1

General. Except as set forth on Schedule 4, Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products in the Field in the Territory.

5.2	Diligence.

5.2.1

Development. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts for each Target, to Develop and seek Regulatory Approval in each Major Market Country for a Product incorporating or comprised of one of the Compounds listed adjacent to such Target on Schedule 1.158 to exert a therapeutic effect on such Target.

5.2.2

Commercialization. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize a given Product in each Major Market Country in the Territory where Licensee or its designated Affiliates or sublicensees have received Regulatory Approval for such Product.

5.3

Regulatory Filings. In connection with its efforts to Develop the Products, Licensee shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Products, subject to such Regulatory

Transfer Activities to be performed by Pfizer as set forth in Section 2 of Schedule 4. Licensee will undertake such activities at its sole expense. Upon the termination of the Regulatory Transfer Period as described in Schedule 4, Licensee shall be responsible for maintaining at its sole expense such Regulatory Filings transferred to Licensee pursuant to Schedule 4 as well as all current and future regulatory activities.

5.4

Progress Reporting. Within thirty (30) days following the end of each Calendar Quarter, Licensee shall provide to Pfizer a report including (a) an update on the progress of Licensee’s Development and Commercialization activities, including key achievements to date and material Regulatory Authority interactions in the Calendar Year and (b) a summary of the planned Development and Commercialization activities for the upcoming Calendar Year, including key achievements that are expected, progress toward achieving Milestones and planned material Regulatory Authority interactions. Additionally, within thirty (30) days following from the end of each Calendar Year, Licensee shall provide to Pfizer a non-binding [***] sales forecast and forecast of payments that are anticipated to be made to Pfizer pursuant to Section 6. Licensee shall promptly respond to Pfizer’s reasonable inquiries regarding the Development and Commercialization activities related to the Compounds and Products.

5.5

Permitted Contractors. Without limiting Licensee’s rights under Section 2.2, Licensee may subcontract with Permitted Contractors to handle certain clinical Development, Manufacture or Commercialization activities, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of Permitted Contractors will be borne solely by Licensee.

5.6

Development Plan. Licensee will use Commercially Reasonable Efforts to conduct all Development activities in connection with any Compound or Product consistent with the development plan set forth in Schedule 5.6, as amended by Licensee pursuant to this Section 5.6 (the “Development Plan”) with respect to activities in the Development Plan related to the Major Market Countries. The Development Plan shall include all Development activities that are reasonably anticipated to be undertaken by Licensee to advance a Compound or Product, in at least that amount of detail as in the draft of the Development Plan set forth in Schedule 5.6 as of the Execution Date (including the territories in which and timelines on which such activities are anticipated to occur). Licensee will provide Pfizer with an updated and detailed Development Plan at least once per year, provided that such obligation shall cease, on a Product-by-Product basis, at such time as such Product shall have achieved the First Commercial Sale in all of the Major Market Countries. Thereafter, to the extent Licensee substantively changes the Development Plan, Licensee will provide Pfizer with such changed Development Plan within thirty (30) days of the occurrence of such substantive change. For purposes of this Section 5.6, a substantive change includes the following: (i) an aggregate increase or decrease of more than [***] from Licensee’s annual Development activities budget, (ii) an anticipated delay of more than [***] in any Development activities timelines as compared with the timeline set forth in the most recent version of the Development Plan received by Pfizer, (iii) elimination of any Major Market Countries in which the Development activities are planned or have occurred, and (iv) the addition or deletion of an indication in the Field that is being pursued under the Development Plan.

5.7

Safety Reporting. The safety units from each of the Parties shall meet and agree upon a written agreement (Pharmacovigilance Agreement) for exchanging adverse event and other safety information relating to Compounds and Products prior to both Parties’ initiation of any clinical or marketing activity implicating pharmacovigilance obligations for the Compounds and Products in the Territory. Such Pharmacovigilance Agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws, including any local regulatory requirements as a Regulatory Approval holder.

6.	PAYMENT TERMS.

6.1

Equity Payment. In consideration of the licenses and rights granted to Licensee hereunder, at the Closing Licensee shall issue to Pfizer, pursuant to the terms of the Purchase Agreement, the number of shares of Series A-2 Preferred Stock of Licensee set forth therein.

6.2

Approval Milestone Payments. Licensee shall pay to Pfizer the non-creditable, non-refundable amounts set forth below for the applicable Group within thirty (30) days following each occurrence of the event described under the heading Approval Milestone (each event, an “Approval Milestone” and each payment, an “Approval Milestone Payment”).

APPROVAL MILESTONE	MILESTONE PAYMENT
With respect to each Compound, Regulatory Approval in the United States for the first Product containing or comprised of such Compound, with the Milestone Payment being determined by the Group in which the applicable Product is classified	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]

Each Approval Milestone Payment shall be payable only once for each Compound upon first achievement of the Approval Milestone for the first Product containing or comprised of such Compound, regardless of the number of Products containing or comprised of such Compound that achieve Regulatory Approval in the United States. Satisfaction of an Approval Milestone by a sublicensee or assignee of, or Third Party retained by, Licensee or its Affiliates shall be deemed to have been satisfied by Licensee for purposes of this Section 6.2.

6.3

Sales Milestone Payments. As consideration for the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the following one-time non- creditable, non-refundable payments when cumulative Net Sales of Products in a Calendar Year in the Territory first reach the respective thresholds indicated below (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

SALES MILESTONE	SALES MILESTONE PAYMENT
(1) Aggregate Net Sales during a Calendar Year first exceed $[***]	$[***]
(2) Aggregate Net Sales during a Calendar Year first exceed $[***]	$[***]
(3) Aggregate Net Sales during a Calendar Year first exceed $[***]	$[***]

Licensee shall make any Sales Milestone Payment payable within sixty (60) days after the end of the applicable Calendar Quarter in which cumulative Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 6.3. Each Sales Milestone Payment shall be payable only once upon first achievement of the applicable Sales Milestone. For purposes of determining when a Sales Milestone is due, only aggregate Net Sales made in one Calendar Year, rather than cumulative Net Sales made over more than one Calendar Year, shall be considered. Satisfaction of a Sales Milestone by a sublicensee or assignee of, or Third Party retained by, Licensee or its Affiliates shall be deemed to have been satisfied by Licensee for purposes of this Section 6.3.

6.4

Royalty Payments. As additional consideration for the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer non-refundable, non- creditable royalties in the amount of the marginal royalty rates (set forth below) (“Marginal Royalty Rates”) on the aggregate Net Sales, on a Product-by-Product basis, resulting from the sale of such Product in the Territory during each Calendar Year (collectively, “Royalties”). The applicable Marginal Royalty Rates for any Product will correspond to the applicable Group for such Product as identified on Schedule 1.158.

NET SALES OF A PRODUCT DURING A CALENDAR YEAR	MARGINAL ROYALTY RATE
	[***	]	[***	]	[***	]	[***	]
(1) Net Sales less than or equal to $[***]	[***	]%	[***	]%	[***	]%	[***	]%
(2) Net Sales greater than $[***] but less than or equal to $[***]	[***	]%	[***	]%	[***	]%	[***	]%
(3) Net Sales greater than $[***] but less than or equal to $[***]	[***	]%	[***	]%	[***	]%	[***	]%
(4) Net Sales greater than $[***] but less than or equal to $[***]	[***	]%	[***	]%	[***	]%	[***	]%
(5) Net Sales greater than $[***]	[***	]%	[***	]%	[***	]%	[***	]%

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given Calendar Year that falls within the indicated range. An example calculation of Royalty payments is set forth in Schedule 6.4. Licensee shall pay to Pfizer the applicable Royalties within sixty (60) days following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will continue to be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in such country (i.e., following the expiration of a Royalty Term with respect to a Product in a country, any Net Sales of such Product in such country shall continue to count towards the Net Sales amounts set forth in the chart above for the purpose of determining the applicable Royalties, but no Royalties shall be paid on any Net Sales of such Product in such country). For purposes hereof, Net Sales during the Royalty Term include sales of Products that occur after expiration of the Royalty Term or termination of this Agreement where the Manufacture, use or other Exploitation of such Products was Covered by a Valid Claim of a Licensed Patent Right or Licensee-Selected Compound Patent Right during the Royalty Term. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to Pfizer for the applicable Calendar Quarter (including any foreign exchange rates employed).

6.5	Royalty Deductions.

6.5.1

Expiration of Valid Claims and Exclusivity. If, on a country-by-country and Product-by-Product basis, (a) clause (c) of the definition of “Royalty Term” is no longer applicable to such Product in such country (i.e., the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right or Licensee-Selected Compound Patent Right), then the Marginal Royalty Rates used to calculate Royalties with respect to such Product in such country shall be reduced by [***], provided, however, that in no event shall such reduction apply to Products containing or comprised of Compounds in [***], and (b) clauses (b) and (c) of the definition of “Royalty Term” are no longer applicable to such Product in such country (i.e., all regulatory and data exclusivity provided by an applicable Governmental Authority for such Product in such country has expired and the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right or Licensee-Selected Compound Patent Right), then the Marginal Royalty Rates used to calculate Royalties with respect to such Product in such country shall by reduced by [***].

6.5.2

Third Party Licenses. Licensee, its Affiliates and sublicensees shall have the right to obtain a license under any Third Party Patent Rights that is reasonably necessary for the Exploitation of any Compound in any Product in the Field in the Territory (each such license, a “Third Party License”). For the avoidance of doubt, Third Party Licenses shall not include licenses for Third Party Patent Rights to the extent that such Patent Rights are exclusively used in connection with Other Active Ingredient(s). Licensee, or its applicable Affiliate or sublicensee, shall pay all amounts due under Third Party Licenses; [***].

6.5.3

Generic Competition. If, at any time during the Royalty Term, Generic Competition exists in a given country with respect to a Reference Product, then the Marginal Royalty Rates used to calculate Royalties for such Reference Product in such country shall be reduced by [***] for so long as such Generic Competition exists.

6.5.4

Maximum Deductions. Notwithstanding anything in Sections 6.5.1, 6.5.2 or 6.5.3 to the contrary, under no circumstances shall the reductions set forth in this Section 6.5 cause (a) the total Royalties payable to Pfizer in any Calendar Quarter to be reduced by more than [***] of the amount that would otherwise be due without giving effect to this Section 6.5, or (b) the Marginal Royalty Rates used to calculate Royalties in any Calendar Quarter to be reduced by more than [***] of the rates set forth in Section 6.4. [***].

6.6

No Duplication of Payments. Notwithstanding anything in Sections 6.2 or 6.4 to the contrary, in the event that the Compounds included in any single Product falls into more than one Group for purposes of the Fees payable under Sections 6.2 or 6.4. Licensee shall be required to pay on such Product only the Fees associated with the most senior applicable Group with which such Compounds are identified as set forth on Schedule 1.158, and no Fee shall be payable twice with respect to the same Product. For the avoidance of doubt, the seniority of the Groups are as follows: (a) Group A is the most senior, (b) Group B is the second most senior, (c) Group C is the third most senior and (d) Group D is the fourth most senior.

6.7	Other Payments. Licensee shall pay to Pfizer any other amounts due under this Agreement within thirty (30) days following receipt of an undisputed invoice therefor.

6.8

Late Payments. Any undisputed amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at [***] above the Prime rate effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

6.9

Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, any Net Sales, royalty adjustments and costs referred to in this Agreement that are recorded in local currencies shall be translated into United States dollars in a manner consistent with Licensee’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates with respect to the relevant Calendar Quarter or periods less than a Calendar Quarter, in which such Net Sales, adjustments, and costs actually occurred.

6.10

Method of Payment. All payments from Licensee to Pfizer shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Licensee at least thirty (30) days before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

Bank Name:	[	***]
Bank Address:	[	***]
Account Number:	[	***]
Account Name:	[	***]
ABA Number:	[	***]
Swift:	[	***]

6.11	VAT and Withholding Taxes.

6.11.1

VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any non-U.S. value added or similar tax (“VAT”), which shall be added thereon as applicable against provision of a valid VAT invoice. The Parties further acknowledge and agree that such payments are not expected to attract VAT, and that if either Party becomes aware that it is required to charge or account for VAT in respect of such payments, it shall promptly notify the other Party with full details of the basis for such VAT, whereupon the Parties shall discuss in good faith the possibility of mitigating any such VAT.

6.11.2

Withholding Taxes. In the event that any payments made by Licensee to Pfizer or any assignee of Pfizer’s rights under Section 17.1 pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, subject to Section 6.11.4, Licensee shall deduct and withhold the amount of such taxes for the account of Pfizer (or the relevant assignee) to the extent required by Applicable Law and such amounts payable to Pfizer (or the assignee) shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer (or the assignee) in accordance with this Agreement. To the extent that

Licensee is required to deduct and withhold taxes on any payments under this Agreement, Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and provide Pfizer proof of timely payment of such tax.

6.11.3

Withholding Certificates. At or prior to the Closing, each Party shall provide or cause to be provided any tax forms, including a validly executed Internal Revenue Service Form W-9, to the other Party that may be reasonably necessary in order for such other Party not to be required to withhold U.S. federal income tax in connection with any transactions effected pursuant to the Stock Purchase Agreement or any amounts payable pursuant to this Agreement (any such form, a “Withholding Certificate”). Each Party agrees (a) to notify the other Party immediately in writing if (i) the notifying Party becomes ineligible to use or deliver a Withholding Certificate or (ii) a Withholding Certificate that was previously delivered ceases to be accurate or complete and (b) to deliver or have delivered previously (to the extent it is legally eligible to do so) to the other Party a Withholding Certificate that (i) is not obsolete or otherwise expired at the time of any payment made pursuant to this Agreement and (ii) may be reasonably necessary in order for such other Party not to be required to withhold U.S. federal income tax on payments contemplated by this Agreement. Upon request, each Party shall provide the other with reasonable assistance, at the expense of the requesting Party, to enable the reduction or recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such reduction or recovery to be for the benefit of the Party bearing such withholding tax or VAT.

6.11.4

Gross-Up. If, as a result of any transfer, sublicense, or assignment of any rights, obligations or interest in this Agreement by a Party, any payment by such Party to the other Party is subject to an increased level of tax withholding than would have been the case in the absence of such transfer, sublicense or assignment and assuming the other Party had not transferred, sublicensed or assigned any of its rights, obligation or interest under this Agreement, such Party will gross up the payment made to the other Party to the extent necessary to ensure that the other Party receives the amount it would have received had no such transfer, sublicense or assignment occurred, reduced by any actual reduction in taxes payable by the other Party as a result of any foreign tax credits arising from such tax withholding (or any deductions in lieu of such foreign tax credits); provided, however, that such Party shall not be required to gross up any such payment pursuant to this Section 6.11.4 with respect to any incremental taxes that would not have been required to be deducted or withheld from any payment but for the other Party’s transfer, sublicense or assignment of any of its rights, obligations or interests under this Agreement to any Person.

6.11.5

Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-9, reasonably requested by the other Party in connection with any payment made by Licensee to Pfizer under this Agreement.

6.11.6

U.S. Tax Treatment. Notwithstanding any titles, subtitles or terms used elsewhere in this Agreement, it is the intent of the Parties that the transfer of rights in the Licensed Technology and Licensee-Selected Compound Technology by Pfizer to Licensee, as contemplated by this Agreement and in connection with the Contribution (as defined in Section 1.1(b) of the Purchase Agreement (the “Rights Transfer”)), qualifies as a transaction described in Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise required pursuant to applicable law or a “determination” within the meaning of Section 1313(a) of the Code, neither Party shall take any U.S. federal, state or local income tax reporting position inconsistent with the treatment of the Rights Transfer as an “exchange” within the meaning of Section 351 of the Code.

7.	RECORDS; AUDIT RIGHTS.

7.1

Relevant Records. Licensee shall maintain accurate patent prosecution and maintenance records and financial books and records pertaining to sale of the Products by Licensee, its Affiliates or sublicensees, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). Licensee shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) three (3) years following expiration or termination of this Agreement.

7.2

Audit Request. Pfizer shall have the right during the Term and for twelve (12) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Licensee and subject to confidentiality restrictions no less stringent than those set forth in Article 10 to examine the Relevant Records from time-to-time, but no more frequently than once every twelve (12) months, as may be necessary to verify compliance with Article 6 and Article 8 of this Agreement. Such audit shall be requested in writing at least ten (10) Business Days in advance, and shall be conducted during Licensee’s normal business hours, in the location where such Relevant Records are normally kept, and otherwise in a manner that minimizes any interference to Licensee’s business operations. No Relevant Record may be audited more than once or more than three (3) years following the expiration or termination of this Agreement. Pfizer shall provide to Licensee a copy of each audit report promptly following Pfizer’s receipt thereof.

7.3

Audit Fees and Expenses. Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse Pfizer for any reasonable and documented out-of-pocket costs and expenses of the audit within thirty (30) days after receiving invoices thereof, and notwithstanding the provisions of Section 7.2, Pfizer shall have the right to examine the Relevant Records of Licensee up to once every [***] period following the audit revealing such underpayment.

7.4

Payment of Deficiency. If any audit establishes that Licensee underpaid any amounts due to Pfizer under this Agreement, then Licensee shall pay Pfizer any such deficiency within thirty (30) days after receipt of written notice thereof and the relevant audit report. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 6.8. If any audit establishes that Licensee overpaid any amounts due to Pfizer under this Agreement, then Licensee may offset all such excess payments less the reasonable and documented out-of-pocket costs and expenses of the audit against any outstanding or future amounts payable by Licensee to Pfizer under this Agreement until Licensee has received full credit for all such overpayments.

8.	INTELLECTUAL PROPERTY RIGHTS.

8.1

Pre-existing IP. Subject only to the rights expressly granted to Licensee under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

8.2	Patent Prosecution.

8.2.1

Patent Prosecution and Maintenance. Subject to Pfizer’s rights set forth in Section 8.2.4 below, and immediately upon Pfizer’s transfer of all of the documentation related to the Licensed Patent Rights, on a patent family-by-patent family basis, in accordance with Section 4.6 of Schedule 4, Licensee will be responsible for filing, prosecuting (including in connection with any reexaminations, revocation proceedings, inter partes reviews, oppositions and the like) and maintaining the Licensed Patent Rights in the Territory and in Pfizer’s name at Licensee’s own cost and expense using, as of the Closing Date, Haley Guiliano LLP as its lead patent counsel in the U.S., Europe and Japan, respectively, and Computer Packages Inc. (CPi) as its annuity service provider to prepare, file, prosecute and maintain the Licensed Patent Rights. Licensee will select additional qualified patent counsel and foreign agents as necessary, in each case reasonably acceptable to Pfizer, within thirty (30) days after the Closing Date. During the Term, Licensee will provide notice of any substitution of such counsel, foreign agents or annuity service providers within thirty (30) days after such substitution. Before each submission is filed, Licensee will provide Pfizer a reasonable opportunity to review and comment on proposed, substantive submissions to any patent office and reasonably consider any comments provided by Pfizer to Licensee. Licensee will keep Pfizer reasonably informed of the status of the Licensed Patent Rights by timely providing Pfizer copies of significant communications relating to such Licensed

Patent Rights that are received from any patent office or patent counsel of record or foreign associate. In addition to the foregoing, with respect to the [***], if requested by Pfizer (i) Licensee may include in the applications and patents Licensee is prosecuting and maintaining patent claims relevant to a product in the [***] as requested by Pfizer or prosecute such claims in a separate continuation or other related application, which such continuation or other related application would be maintained by Pfizer at Pfizer’s expense or (ii) if Licensee elects to not include such claims in such applications and patents or prosecute such claims separately as described above, Licensee will allow Pfizer to prosecute and maintain (at Pfizer’s expense) such claims in a separate continuation or other related application.

8.2.2

Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Licensed Patent Rights in the Territory under this Agreement. Cooperation shall include (a) executing all papers and instruments or requiring its employees or contractors to execute such papers to effectuate the ownership and rights, including Patent Right extensions, supplementary protection certificates and the like, under this Agreement; (b) assist in any license registration processes applicable to a particular Governmental Authority; and (c) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Licensed Patent Rights in the Territory.

8.2.3

Patent Term Extensions. Licensee shall provide Pfizer with notice of each market application and approval within [***] of such application and approval. Licensee shall have the first right with respect to making decisions regarding patent term extensions, including supplementary protection certificates, patent linkages and any other extensions that are now or in the future become available, wherever applicable (each, a “Patent Term Extension”), for Licensed Patent Rights in any country or other jurisdiction in connection with the Products. Prior to selecting any such Patent Rights for a Patent Term Extension, Licensee shall notify Pfizer of any such selection and, at Pfizer’s request, discuss in good faith any issues or comments Pfizer may have with respect to the selection of such Patent Rights and Licensee shall take into consideration Pfizer’s reasonable comments. Licensee shall have the responsibility of applying for any Patent Term Extension with respect to such Patent Rights and the Products in the Territory. Licensee shall consult with Pfizer and keep Pfizer reasonably informed of its efforts to obtain such Patent Term Extension. As reasonably requested by Licensee in writing, Pfizer shall cooperate, at Licensee’s expense, in obtaining such Patent Term Extension. Licensee agrees to execute and deliver such further authorizations and instruments in advance of submission to provide Pfizer with reasonable comment rights and Licensee agrees to take into consideration such further actions as may be reasonably requested by Pfizer to implement the foregoing. If Licensee does not exercise its rights to file Patent Term Extensions on any Licensed Patent

Right in the Territory, Pfizer shall have the right, on a country-by-country basis to file a Patent Term Extension for such Licensed Patent Rights at Pfizer’s sole expense; provided, however, that Pfizer shall not have such right in a country if such filing by Pfizer would preclude Licensee from filing a Patent Term Extension for another Patent Right of Licensee’s choosing in such country. Notwithstanding the foregoing, with respect to the [***], if Licensee has not exercised its rights to file a Patent Term Extension on any Licensed Patent Right in the Territory and Licensee does not then have a Product directed at the [***], Pfizer shall have a right on a country-by-country basis to file a Patent Term Extension for such [***] for any product within the [***].

8.2.4

Failure to Prosecute or Maintain. Unless otherwise agreed in writing by Pfizer, Licensee shall file, prosecute and maintain each of the Licensed Patent Rights for at least three (3) years after the Closing Date. After the third anniversary of the Closing Date, in the event Licensee elects to forego filing, prosecution or maintenance of the Licensed Patent Rights, then Licensee shall notify Pfizer of such election at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country in Pfizer’s name using counsel of its own choice and at its own expense, provided that Pfizer shall reasonably take into consideration Licensee’s patent strategy prior to taking any such action. As of the date Licensee provides Pfizer such Election Notice, Pfizer shall have the right, at its discretion, to either (a) terminate the applicable license to such specific Licensed Patent Right or (b) convert the license granted in Section 2.1.1 under such Patent Right to a nonexclusive and non-sublicensable license (provided that to the extent Licensee has sublicensed such Patent Right prior to providing such Election Notice, such sublicense shall continue as a non-exclusive sublicense). In each case, Licensee shall promptly take all necessary steps to allow Pfizer to take over prosecution and maintenance and will have no further rights in respect of the filing, maintenance or enforcement of such Patent Right.

8.2.5

Licensee-Selected Compound Patent Rights. To the extent that any Licensee-Selected Compound Patent Rights solely relate to the applicable Licensee-Selected Compound, the Parties agree that Sections 8.2.1 through 8.2.4 shall apply to such Licensee-Selected Compound Patent Rights as if they were included within the definition of Licensed Patent Rights (provided, however, that Licensee shall not be obligated to or have the right to file, prosecute or maintain any Licensee-Selected Compound Patent Right until it has selected the applicable Licensee-Selected Compound) and the remainder of this Section 8.2.5 shall be disregarded for such Licensee-Selected Compound Patent Rights. To the extent that any Licensee-Selected Compound Patent Rights do not fall within the scope of the preceding sentence and subject to Licensee’s rights set forth in this Section 8.2.5, Pfizer shall have the sole right, but not the obligation to file, prosecute and maintain the Licensee-Selected Compound Patent Rights for each Licensee-Selected Compound in the Territory at its own expense. Pfizer will keep Licensee reasonably informed of the status of the Licensee-Selected Compound Patent Rights and will provide Licensee a reasonable opportunity to review and comment on proposed, substantive submissions to any patent office and reasonably consider any comments provided by Licensee to Pfizer. In addition to the foregoing, if requested by Licensee (a) Pfizer may include in the Licensee-Selected Compound Patent Rights patent claims relevant to the Licensee-Selected Compound as requested by Licensee or prosecute such claims in a separate continuation or other related application, which such continuation or other related application would be maintained by Pfizer at Pfizer’s expense or (b) if Pfizer elects to not include such claims in such applications and patents or prosecute such claims separately as described above, or decides to abandon the Licensee-Selected Compound Patent Rights in a country, Pfizer will allow Licensee to prosecute and maintain (at Licensee’s expense) such claims or the abandoned application in a separate continuation or other related application. If Licensee provides Pfizer with notice of a market application and approval for a Product containing or comprised of Licensee-Selected Compounds as set forth in Section 8.2.3, Pfizer will reasonably consider any request by Licensee to file a Patent Term Extension for Licensee-Selected Compound Patent Rights in any country or other jurisdiction in connection with the Product containing or comprised of Licensee- Selected Compounds and Licensee will cooperate with Pfizer in filing such Patent Term Extension applications.

8.3

Listing in Orange Book. Licensee shall have the right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for each Product in the FDA’s Orange Book, and under any similar or equivalent laws in other countries or jurisdictions; provided, however, that the Parties shall collaborate in good faith to determine whether any Licensed Patent Rights or Patent Rights included in the Developed IP are required to be included in any such intended filings. Prior to making such filing, Licensee shall notify Pfizer of any such filing and, at Pfizer’s request, discuss in good faith any issues or comments Pfizer may have with respect to such filing and Licensee shall take into consideration Pfizer’s reasonable comments.

9.	INFRINGEMENT; MISAPPROPRIATION.

9.1

Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology or Licensee-Selected Compound Technology in the Field and in the Territory of which it becomes aware, including (i) the filing of an Abbreviated New Drug Application under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively or (ii) declaratory judgment action against any Licensed Patent Right or Licensee-Selected Compound Patent Right in the Territory in connection with any infringement described in clause (i) (any of (i) or (ii) constituting a “Third Party Infringement”).

9.2	Infringement Action.

9.2.1	Right of First Enforcement.

(a)

Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement within the scope of its exclusive license and may name Pfizer as a party for standing purposes. Pfizer shall cooperate with and join, at Licensee’s sole expense and upon Licensee’s timely request, any such action. Prior to commencing any such action, Licensee shall consult with Pfizer and shall give due consideration to Pfizer’s timely and reasonable recommendations regarding the proposed action. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer, which in the case of (i), (iii) and (iv) below shall not be unreasonably withheld, conditioned or delayed, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

(b)

If Licensee does not, with respect to its first right of enforcement under Section 9.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) sixty (60) days following Licensee’s receipt of notice of the alleged infringement, or (ii) thirty (30) days before the expiration date for filing such actions, then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense, provided that Pfizer shall promptly notify Licensee in writing of any decision to take such enforcement action and, prior to taking such enforcement action, shall reasonably consult with Licensee with respect thereto and consider in good faith any reasons provided by Licensee to Pfizer for not taking any enforcement action with respect to the applicable infringement. Pfizer shall give Licensee timely notice of any proposed settlement of any such action controlled by Pfizer and shall not, without the prior written consent of Licensee, which in the case of (i), (iii) and (iv) below shall not be unreasonably withheld, conditioned or delayed, enter into any settlement that would: (i)

adversely affect the validity or enforceability of any of the Licensed Patent Rights or the scope of any claims therein that cover a Compound or Product in clinical Development or Commercialized by or on behalf of Licensee, (ii) give rise to liability of Licensee or its Affiliates, (iii) admit noninfringement of any claims in any Licensed Patent Rights that cover a Compound or Product in clinical Development or Commercialized by or on behalf of Licensee or (iv) otherwise impair Licensee’s rights in any other Licensed Technology or this Agreement.

(c)

Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Schedule 11.2.6 hereto shall not be deemed a notice of Third Party Infringement to Licensee, and that Pfizer shall not have a right or obligation to take any enforcement action with respect thereto.

(d)

To the extent that any Licensee-Selected Compound Patent Rights solely relate to the applicable Licensee-Selected Compound, the Parties agree that Sections 9.2.1(a) and (b) shall apply to such Licensee-Selected Compound Patent Rights as if they were included within the definition of Licensed Technology and the remainder of this Section 9.2.1(d) shall be disregarded for such Licensee-Selected Compound Patent Rights. To the extent that any Licensee-Selected Compound Patent Rights do not fall within the scope of the preceding sentence, Pfizer shall have the sole right, but not the obligation to enforce and defend the Licensee-Selected Compound Patent Rights for each Licensee-Selected Compound in the Territory at its own expense, provided that Licensee shall cooperate with and join any such action upon Pfizer’s timely request and, prior to commencing any such action, Pfizer shall consult with Licensee and shall give due consideration to Licensee’s timely and reasonable recommendations regarding the proposed action and any request by Licensee to enforce or defend such Patent Right at Licensee’s expense.

9.2.2

Recoveries. Any recoveries resulting from an action instituted by Licensee relating to a claim of Third Party Infringement pursuant to Section 9.2.1(a) shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be [***]. If Licensee fails to institute an action or proceeding and Pfizer exercises its right to prosecute such infringement pursuant to Section 9.2.1(b), any remaining recoveries shall be retained by Pfizer.

10.	CONFIDENTIALITY.

10.1	Obligations.

10.1.1

Confidential Information. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may only use the Confidential Information for exercising its rights and performing its obligations under this Agreement, and may only disclose the Confidential Information to its Affiliates, and its and their respective directors, officers, employees, subcontractors, agents, current and prospective sublicensees, permitted assignees, acquirers, financing sources, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for exercising its rights and performing its obligations under this Agreement, or with respect to acquirers, the applicable acquisition, or with respect to investors or financing sources, the applicable investment or financing, provided that the receiving Party shall cause such Recipients to comply with this Section 10 as if such Recipient was a party hereto. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

10.1.2

Sensitive Documents. From and after the Execution Date, Pfizer will not grant any Third Party the authority to rely upon or otherwise use the Sensitive Documents for the purpose of obtaining approval of a NDA.

10.2	Exceptions.

10.2.1

Disclosure Required by Law. The restrictions set forth in this Section 10 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or the rules of any recognized stock exchange or any Order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is required to disclose under Applicable Laws or the rules of any recognized stock exchange or such Order as advised by the receiving Party’s legal counsel; provided that before disclosing this Agreement or any of the terms hereof pursuant to this Section 10.2.1, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advanced notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. For the avoidance of doubt, Licensee shall be permitted to file this Agreement with the Securities and Exchange Commission in connection with an “Initial Public Offering” as defined in the Stockholders’ Agreement; provided that Licensee shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement as may be reasonably requested by Pfizer. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each Party (and each employee, representative or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such Party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the Parties.

10.2.2

Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, Pfizer may disclose to a Third Party Confidential Information of Licensee reasonably relevant to such Milestone Payments or Royalties (as applicable) in connection with any such proposed assignment, provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

10.2.3	Use of Residuals. The restrictions set forth in this Section 10 shall not apply to the use of Residuals in accordance with Sections 2.5, 14.5.1(c)(vii) and 14.5.2(c)(vii).

10.3

Right to Injunctive Relief. Each Party agrees that breaches of this Section 10 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

10.4

Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of (i) ascertaining its rights and responsibilities in respect of such information and (ii) exercising its rights that expressly survive the expiration or termination of this Agreement and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

11.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Execution Date and as of the Closing Date that:

11.1.1	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

11.1.2

it has full corporate power and authority to execute, deliver, and perform under the Transaction Agreements to which it will be a party, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated by the Transaction Agreements to which it will be a party;

11.1.3	the Transaction Agreements to which it will be a party will, at and after the Closing, constitute, a valid and binding agreement enforceable against it in accordance with their terms;

11.1.4

all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with the Transaction Agreements to which it will be a party have been obtained; and

11.1.5

the execution and delivery of the Transaction Agreements to which it will be a party and all other instruments and documents required to be executed pursuant to the Transaction Agreements to which it will be a party, and the consummation of the transactions contemplated thereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations thereunder; or (iii) violate any Applicable Law.

11.2	Representations and Warranties by Pfizer. Pfizer represents and warrants to Licensee as of the Execution Date and as of the Closing Date that:

11.2.1

Pfizer or its Affiliates (a) are the legal and beneficial owners of the Licensed Patent Rights with good and marketable title thereto, free and clear of all claims, liens, charges and encumbrances and (b) Control the Licensed Know-How. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not create or impose any such claim, lien, charge or encumbrance;

11.2.2

Pfizer or its Affiliates have and will have the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Licensee, Licensee’s Affiliates or Licensee’s sublicensees under this Agreement;

11.2.3

neither Pfizer nor any of its Affiliates is a party to any agreement with a Third Party as of the Execution Date (a) that would limit any license right to the Licensed Technology granted to Licensee or its Affiliates or sublicensees under this Agreement or (b) that provides for any royalty, milestone, contingent or deferred payments with respect to any Compound or Product as of the Execution Date or that would impose any such payment on Licensee, Licensee’s Affiliates or Licensee’s sublicenses after the Closing Date;

11.2.4

as of the Execution Date (a) the Licensed Patent Rights identified on Schedule 1.82 are all Patent Rights owned or otherwise Controlled by Pfizer or its Affiliates that are necessary for the manufacture, composition or a clinical formulation of the Compounds or Products or to the use thereof (as such Compounds or Products and uses exist as of the Execution Date) and (b) except as expressly disclosed in Schedule 1.82, each Licensed Patent Right is in full force and effect and Pfizer or its Affiliates have timely paid all filing and renewal fees payable with respect to such Licensed Patent Rights that are pending or granted;

11.2.5

as of the Execution Date the Licensed Know-How constitutes all Know-How owned or otherwise Controlled by Pfizer or its Affiliates that is necessary for the manufacture, composition or a clinical formulation of the Compounds or Products or to the use thereof (as such Compounds or Products and uses exist as of the Execution Date);

11.2.6

except as set forth in Schedule 11.2.6 (which schedule may be updated prior to the Closing Date; provided that no such update shall relieve Pfizer of any liability arising from a breach of this Section 11.2.6 with respect to matters existing as of the Execution Date), to its Knowledge (a) no Third Party is infringing, misappropriating or violating any Licensed Patent Rights (and there is no claim by Pfizer that a Third Party is or was infringing, misappropriating or violating any Licensed Patent Rights) and (b) no Third Party has challenged or threatened to challenge the inventorship, ownership, Pfizer’s right to use, scope, validity or enforceability of any Licensed Patent Rights (including, by way of example, through the institution or written threat of institution of interference, derivation, post-grant review, opposition, nullity, reexamination, reissue, revocation, inter partes or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority, except for rejections or objections made in the ordinary course of ex parte patent prosecution of Licensed Patent Rights that are pending applications);

11.2.7	no Licensed Technology is subject to any funding agreement with any government or Governmental Authority;

11.2.8

except as set forth in Schedule 11.2.8, there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to its Knowledge, threatened against Pfizer or any of its Affiliates or (b) Order against or owed by Pfizer or any of its Affiliates, in each case ((a) and (b)) in connection with the Licensed Technology, any Compound or any Product or relating to the transactions contemplated by this Agreement (including any claim alleging that the Manufacture of any Compound in the Field, or Commercialization of any Compound in the Field, in the Territory infringes or misappropriates any Patent Rights or Know-How of any Third Party);

11.2.9

to its Knowledge, (a) each Regulatory Filing filed by Pfizer with respect to any Compound or Product prior to the Execution Date and Closing Date was done so in accordance with applicable regulatory requirements and (b) all material reports, documents, registrations, authorizations, claims and notices required to be filed, maintained, or furnished to the FDA, the U.S. Department of Health and Human Services or any Governmental Authority, including all registrations and reports required to be filed with clinicaltrials.gov; clinical investigator financial disclosure obligations; registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207; and adverse event reports, in each case related to the Licensed Technology, have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing);

11.2.10

(a) Pfizer and its Affiliates have complied in all material respects with all Applicable Laws with respect to the Exploitation of the Compounds, except to the extent that failure to so comply would not materially and adversely affect the Exploitation of any Compound or any Product by or on behalf of Licensee, (b) all studies, tests, and preclinical and clinical studies being conducted by or on behalf of Pfizer with respect to the Licensed Technology have been and are being conducted in material compliance with experimental protocols, procedures, and controls pursuant to Applicable Laws and (c) Pfizer has not received any written notices or correspondence or other communication from the FDA or any other Governmental Authority (i) indicating that any of the Regulatory Filings are not in good standing with the relevant Regulatory Authority or (ii) requiring the termination, suspension or material modification of any ongoing or planned clinical studies conducted by, or on behalf of, Pfizer, or in which Pfizer has participated and Pfizer has no Knowledge that the FDA or any other Governmental Authority is considering such action; and

11.2.11

neither Pfizer nor, to its Knowledge, any of its members, officers, directors, employees, independent contractors, consultants, suppliers, agents or clinical investigators who performed Compound- or Product- related work on behalf of Pfizer: (a) has been charged with or convicted of any crime relating to the delivery of an item or service under any federal health care program, (b) is or has been debarred under 21 U.S.C. §335a, (c) is or has been debarred, excluded or suspended from participation in any federal health care program, (d) is or has been debarred by any other federal or international agency, or (e) has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under Applicable Law, including 21 U.S.C. §335a, or exclusion from participation in government programs under 42 U.S.C. § 1320a-7 or another Applicable Law. No actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to Pfizer’s Knowledge, threatened against Pfizer or any such officers, directors, employees, independent contractors, consultants, suppliers, agents or clinical investigators, and, to Pfizer’s Knowledge, there are no facts that would reasonably give rise to such an action.

11.3

Covenants by Pfizer. From and after the Execution Date, Pfizer shall (a) cooperate with Licensee or its Affiliates and their respective accountants and auditors by providing access to information, books, and records related to the business of the Licensed Technology and Licensee-Selected Compound Technology (the “Business”) as Licensee may reasonably request in connection with the preparation by Licensee or its Affiliates of historical and pro forma financial statements related to the Business as may be required to be included in any filing made by Licensee or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including the requirements of Regulation S- K and Regulation S-X applicable to “carve-out” financial statements that would apply to a registration statement of Licensee filed with the United States Securities and Exchange Commission (the “SEC”) on Form S-1 and (b) without limiting the foregoing, shall provide Licensee with such information as is required for Licensee or its Affiliates to prepare audited “carve out” financial statements related to the Business, for the [***] prior to the Execution Date (or such shorter period as agreed to by Licensee) and information requested by Licensee and reasonably necessary to prepare any applicable pro forma financial information required to be filed by Licensee with the SEC. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by Licensee’s auditors, (ii) providing Licensee or its Affiliates and their respective accountants and auditors with access to management representation letters (specifically limited to portions thereof that are directly related to the Business) and (iii) directing Pfizer’s accountants, auditors, and counsel to reasonably cooperate with Licensee or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 11.3, provided, however, that nothing herein shall require Pfizer to make available to Licensee or its Affiliates or their respective accountants and auditors (A) management representation letters provided by Pfizer to Pfizer’s accountants and auditors that do not relate to the Business, (B) any communications between Pfizer and its accountants and auditors, (C) any information prior to [***] or following the Closing Date, (D) any information related to valuation analyses performed by Pfizer or its Affiliates or their respective accountants, auditors or consultants or (E) any information other than historical financial information stored in Pfizer’s electronic financial recording systems in the ordinary course of business. Licensee will be responsible for all costs and expenses incurred by Pfizer or its Affiliates in connection with the generation of financial information as set forth herein, including personnel-, facility- and equipment-related costs and expenses, professional fees, external “carve out” audit fees, consents, and any other fees or expenses, whether out-of-pocket or otherwise, associated with amendments and/or revisions required to support Licensee’s or its Affiliates’ SEC disclosure obligations. Notwithstanding anything to the contrary in this Agreement, in no event shall Pfizer provide access to Consolidated Returns.

11.4	Representations, Warranties and Covenants by Licensee.

11.4.1

Licensee represents and warrants to Pfizer as of the Closing Date that, subject to Pfizer’s performance of the Regulatory Transfer Activities as set forth in Section 2 of Schedule 4, it has the financial and commercial capabilities to use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for Products as described in Section 5.2.1 and perform its other obligations in accordance with this Agreement and in compliance with all Applicable Laws, and Licensee covenants that it shall continue to maintain such capabilities during the Term.

11.4.2	Licensee covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

11.5

Representations, Warranties and Covenants related to Anti-Corruption Laws and Healthcare Laws. Without limiting the generality of Section 11.4.2, Licensee represents, warrants and covenants to Pfizer as follows:

11.5.1

In connection with this Agreement, Licensee shall comply with all applicable Anti-Corruption Laws and Healthcare Laws. Licensee represents and warrants that, for the past five (5) years, neither Licensee, Parent nor their respective controlled Affiliates, directors, officers, employees, nor to Licensee’s knowledge, any consultant, agent or representative or other Person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any Person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee, Parent or their respective controlled Affiliates or any beneficiary of the Licensee or Parent in obtaining or retaining business, or directing business to any Third Party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, Parent or their respective controlled Affiliates or any beneficiary of Licensee or Parent in obtaining or retaining business, or directing business to any Third Party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee or Parent, or any of their respective controlled Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law.

11.5.2

Licensee, Parent and their respective controlled Affiliates, and each of their respective officers, directors, employees, and, to Licensee’s knowledge, all representatives acting on Licensee’s behalf, will at all times during the Term and in connection with this Agreement, continue to be (a) in compliance with all applicable Healthcare Laws and (b) in material compliance with accepted pharmaceutical industry business practices, governing product research and development, marketing, promotion, and sale, including with respect to product claims and restrictions on “off-label” promotion, interactions with healthcare professionals, and product pricing and price-reporting obligations.

11.5.3

Licensee has implemented, or will as soon as is reasonably practical after the date of this Agreement implement, and will at all times during the Term maintain a compliance program that evolves with Licensee’s risk profile and that shall include systems, policies, and procedures designed to ensure compliance with applicable Anti-Corruption Laws and Healthcare Laws, GMP and GLP and to prevent, detect and remediate actual or potential violations of such Anti-Corruption Laws and Healthcare Laws and that shall reflect accepted industry business practices in the research-based pharmaceutical industry.

11.6	Representations, Warranties and Covenants related to Global Trade Control Laws. Without limiting the generality of Section 11.4.2, Licensee represents, warrants and covenants to Pfizer as follows:

11.6.1

Each of Licensee and Parent is, and their respective controlled Affiliates, as well as their respective directors, officers, employees, agents, and representatives are and, to Licensee’s knowledge, for the past five (5) years have been, in compliance with all Global Trade Control Laws.

11.6.2

Licensee represents and warrants that neither Licensee nor, in the last five (5) years, Parent or their respective controlled Affiliates has directly or indirectly engaged without licenses or other authorizations required by the U.S. or other governments in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in any Restricted Market. Going forward during the Term such Persons will engage in activities involving Restricted Parties and Restricted Markets only as authorized by Applicable Law.

11.6.3

Neither Licensee nor Parent nor their respective controlled Affiliates, nor any of their respective owners, directors, officers, employees, agents, or representatives is, or in the last five (5) years was, a Restricted Party or owned or controlled by a Restricted Party.

11.6.4

Licensee shall be responsible for reimbursing Pfizer for any payments that are blocked due to non-compliance with Global Trade Control Laws by Licensee, Parent or their respective controlled Affiliates or their respective officers, employees, agents, subcontractors, or any other relevant party engaged by or under the control of Licensee and involved in the activities under this Agreement. No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause such Party to violate any Applicable Law, including the Anti-Corruption Laws and Global Trade Control Laws.

11.7

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, ANY INFORMATION OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.8

Disclaimer. Licensee hereby expressly acknowledges and agrees that Pfizer makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets that may have been provided to Licensee. Licensee (a) specifically disclaims that it is relying upon or has relied upon any representations or warranties other than as set forth in Sections 11.1 and 11.2, that may have been made by any Person, and acknowledges and agrees that Pfizer and its Affiliates specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, (b) specifically disclaims any obligation or duty by Pfizer and its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Sections 11.1 and 11.2 and (c) is entering into the transactions contemplated hereby and acquiring the Licensed Technology and, if applicable, Licensee-Selected Compound Technology in connection with the transactions contemplated hereby subject only to the specific representations and warranties of Pfizer set forth in Sections 11.1 and 11.2. Licensee hereby further acknowledges that (i) it has conducted, to its satisfaction, an independent investigation, due diligence review and verification of the Licensed Technology and (ii) it is an informed and sophisticated Person and has engaged advisors experienced in the evaluation and consummation of transactions of the type contemplated hereunder.

11.9	HSR Filing.

11.9.1

Each of Licensee and Pfizer shall, as soon as reasonably practicable, and in any event no later than ten (10) days after the Execution Date (or such later time as may be agreed to in writing by the Parties), file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any HSR Filing required of it under the HSR Act in the reasonable opinion of either Party with respect to the transactions contemplated hereby to occur at the Closing. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR Filing and neither Party shall seek early termination of the waiting period outlined in the HSR Act without the written consent of the other Party. Each Party shall be responsible for its own costs and expenses associated with any HSR Filing; provided, however, that Licensee shall be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of Pfizer) required to be paid to any Governmental Authority in connection with submitting any such HSR Filing.

11.9.2

Each of Licensee and Pfizer shall cooperate in good faith with all Governmental Authorities in connection with the HSR Filing and undertake promptly any and all actions required by such Governmental Authorities to complete lawfully the transactions contemplated by this Agreement to occur at the Closing as soon as practicable (but in any event prior to the Outside Date). Licensee shall take any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order, in each case relating to the HSR Filing, that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby to occur at the Closing, including (a) proffering and consenting or agreeing to an Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Licensee, the Licensee’s subsidiaries or an Affiliate of Licensee and (b) promptly effecting the sale, licensing or other disposition, or holding separate of assets or lines of business, or termination of any contract or other business relationship, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby to occur at the Closing on or prior to the Outside Date. The entry by any Governmental Authority in any suit or action of an Order, in each case relating to the HSR Filing, permitting the consummation of the transactions contemplated hereby to occur at the Closing but requiring any of the assets or lines of business of Licensee or any Affiliate of Licensee to be sold, licensed or otherwise disposed or held separate thereafter shall not be deemed a failure to satisfy any of the conditions specified in Section 3.3.1.

11.10

Other Government Approvals. Each of Licensee and Pfizer shall cooperate with the other Party and shall use reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers required in connection with this Agreement, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

12.	INDEMNIFICATION

12.1

Indemnification by Licensee. From and after the Closing, Licensee agrees to indemnify, hold harmless and defend Pfizer and its Affiliates, and its and their respective officers, directors, employees, managers, general partners, contractors, agents and successors and assigns of each of the foregoing (collectively, “Pfizer Indemnitees”), from and against any Losses to the extent arising or resulting from: (a) [***], (b) [***], (c) [***] or (d) [***].

12.2

Indemnification by Pfizer. From and after the Closing, Pfizer agrees to indemnify, hold harmless and defend Licensee and its Affiliates, and its and their respective officers, directors, employees, managers, general partners, contractors, agents and successors and assigns of each of the foregoing (collectively, “Licensee Indemnitees”), from and against any Losses to the extent arising or resulting from: (a) [***], (b) [***], (c) [***] or (d) [***].

12.3

Indemnification Procedure for Third Party Claims. In connection with any claim of a Third Party for which a Pfizer Indemnitee or Licensee Indemnitee (either of the foregoing, the “Indemnified Party”) seeks indemnification from Licensee or Pfizer, as applicable (the “Indemnifying Party”), pursuant to this Agreement, the Indemnified Party shall: (a) give the Indemnifying Party prompt written notice of such claim, the section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such claim to the extent then ascertainable and, to the extent practicable, any other material details pertaining thereto; provided, however, that failure to provide such notice or to include the foregoing information shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of such claim; and (c) permit the Indemnifying Party to assume control of the defense and settlement of such claim at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party may not settle such claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such settlement (x) provides for the payment by the Indemnifying Party of money as sole relief for the claimant (other than as contemplated by the Deductible), (y) results in the full and general release of the Indemnified Party from all liabilities arising or resulting from such claim, and (z) involves no finding or admission of any violation of Applicable Law or the rights of any Person and does not have an effect on any other claims that may be made against the Indemnified Party. If the Indemnifying Party does not assume control of the defense and settlement of such claim, then the Indemnified Party shall control the defense and settlement of such claim with counsel of its selection, at the Indemnifying Party’s expense. Either the Indemnified Party (if such claim is controlled by the Indemnifying Party) or the Indemnifying Party (if such claim is controlled by the Indemnified Party) shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense. Notwithstanding the foregoing, if the Indemnifying Party assumes control of the defense and settlement of such claim, the Indemnified Party will have the right to employ separate counsel, at the Indemnifying Party’s expense, in connection with the defense and settlement of such claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable. In the event that the Indemnified Party controls the defense and settlement of such claim, the Indemnified Party may not settle such claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

12.4

Indemnification Procedure for Direct Claims. In connection with any claim for indemnification that an Indemnified Party wishes to make pursuant to this Agreement that does not arise or result from a claim by a Third Party, the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim, the section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such claim to the extent then ascertainable and, to the extent practicable, any other material details pertaining thereto; provided, however, that failure to provide such notice or to include the foregoing information shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure. Upon receipt of any such notice, the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such claim within [***] of the Indemnified Party’s receipt of such notice. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such [***] period, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such claim.

12.5	Manner of Payment.

12.5.1

In the event Licensee is entitled to recover any Losses paid to a Third Party in connection with any claim of a Third Party pursuant to this Section 12, Licensee may elect to (a) [***], (b) [***] or (c) [***]; provided, however, that notwithstanding the foregoing, Pfizer shall have the right to (x) [***] or (y) [***], in each case of (x) or (y) to satisfy the obligation to pay the Indemnifiable Loss Amount notwithstanding Licensee’s election pursuant to this Section 12.5.1.

12.5.2

In the event Licensee is entitled to any Losses pursuant to this Section 12 that are not in connection with any claim of a Third Party, Pfizer shall have the right to elect, in its sole discretion, to (a) [***], (b) [***] or (c) [***].

13.	LIMITATION OF LIABILITY.

13.1	Damages Waiver. EXCEPT FOR AMOUNTS REQUIRED TO BE PAID AS PART OF A CLAIM MADE BY A THIRD PARTY FOR WHICH A PARTY

PROVIDES INDEMNIFICATION UNDER SECTION 12.1 OR SECTION 12.2, NEITHER PARTY SHALL BE LIABLE TO ANY OTHER PERSON HEREUNDER FOR ANY EXEMPLARY DAMAGES OR PUNITIVE DAMAGES, AND ANY DAMAGES THAT ARE SPECULATIVE OR NOT REASONABLY FORESEEABLE AS A PROXIMATE RESULT OF THE BREACH BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT.

13.2

Liability Cap. EXCEPT FOR A BREACH OF (A) SECTION 10 AND (B) ANY PAYMENT OBLIGATIONS IN CONNECTION WITH ANY MILESTONE PAYMENTS OR ROYALTIES THAT ARE OTHERWISE DUE AND PAYABLE HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE APPLICABLE CAP, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE), PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT EITHER PARTY’S LIABILITY FOR DAMAGES RESULTING FROM ANY FRAUD OF SUCH PARTY.

13.3

Deductible. Licensee shall not be liable to any Pfizer Indemnitee for indemnification claims under Section 12.1(c) with respect to representation and warranties contained in this Agreement, and Pfizer shall not be liable to any Licensee Indemnitee for indemnification claims under Section 12.2(d) with respect to representation and warranties contained in this Agreement and under Section 12.2(b), in each case, until the aggregate amount of all Losses in respect of such indemnification claims exceeds the Deductible, in which event Licensee or Pfizer, as applicable, shall be required to pay or be liable only for the amount of such Losses in excess of such amount.

13.4

Survival. The representations and warranties contained in this Agreement shall survive the Closing until the [***] anniversary of the Closing Date, except that (a) the representations and warranties contained in Section 11.1 shall survive the Closing until [***] after expiration of the relevant statute of limitations period, and (b) the representations and warranties contained in Sections 11.2.4 and 11.2.6 shall survive the Closing until the [***] anniversary of the Closing Date, and, in each case, all rights to indemnification hereunder for any breach of or inaccuracy in any representation or warranty shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any representation or warranty or for misrepresentation or inaccuracy shall be commenced after, such date. All covenants and agreements of the Parties requiring performance in full prior to the Closing Date shall survive until the Closing Date and all other covenants and agreements contained herein shall survive until [***] after expiration of the relevant statute of limitations period, and, in each case, all rights to indemnification hereunder for any breach of any covenant or agreement shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any covenant or agreement shall be commenced after, such date. In the event that notice of any claim for indemnification under Section 12 has been given pursuant to Section 12.3 or Section 12.4, as the case may be, within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved.

13.5

Exclusive Remedy. The provisions of Section 12 and this Section 13 shall be the exclusive monetary remedy of the Parties for any matter subject to indemnification pursuant to Section 12. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, in no event shall Section 12 or this Section 13 or any other provision of this Agreement be deemed to limit any right or remedy of the Parties or any other Pfizer Indemnitee or Licensee Indemnitee with respect to a claim for Fraud by Licensee or Pfizer, as applicable.

13.6

Insurance Recovery. Notwithstanding the foregoing, the indemnifiable Losses shall be net of (a) the amount of any insurance proceeds actually received by the Indemnified Party (offset by any increase in premium resulting therefrom and after deducting therefrom the full amount of the out-of-pocket fees, costs and expenses incurred by it in procuring such recovery and any taxes payable or expected to be payable thereon), and each Indemnified Party agrees to file claims under each applicable insurance policy and to use commercially reasonable efforts to pursue all such insurance claims (but, shall not include an obligation to commence litigation), (b) any indemnity or contribution amounts actually recovered by such Indemnified Party from a Third Party in respect of such indemnifiable Losses (after deducting therefrom the full amount of the out-of-pocket fees, costs and expenses incurred by it in procuring such recovery and any taxes payable or expected to be payable thereon), and (c) the amount of any actual reduction in net taxes as a result of such indemnifiable Losses, solely for the taxable year of the incurrence, accrual or payment of such indemnifiable Losses (treating any such benefit as the last item of deduction for the applicable tax year).

13.7

No Set-Off. Except as set forth in Section 12.5, Licensee shall not set off any indemnifiable Losses against any Milestone Payments or Royalties that would otherwise be payable to Pfizer pursuant to Section 6.

14.	TERM; TERMINATION.

14.1

Term. The term of the licenses granted herein (“Term”) shall commence as of the Closing Date and shall, on a Product-by-Product and country-by-country basis, be perpetual unless terminated as provided in this Section 14 prior to the expiration of the applicable Royalty Term, in which case such licenses shall expire on a Product-by-Product and country-by-country basis upon such termination, and in the event that the licenses have not been terminated prior to the expiration of the applicable Royalty Term on a Product-by-Product and country-by-country basis, the licenses shall become perpetual and fully paid up on a Product-by-Product and country-by-country basis.

14.2	Termination for Cause Prior to Closing.

14.2.1	This Agreement may be terminated in its entirety at any time prior to the Closing, by Licensee by written notice to Pfizer if:

(a)

there has been a breach, inaccuracy in or failure to perform any representation, warranty or covenant, made by Pfizer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3.3.2 and such breach, inaccuracy or failure is incapable of being cured by the Outside Date or, if capable of being so cured, has not been cured by Pfizer within thirty (30) days of Pfizer’s receipt of written notice of such breach, inaccuracy or failure from Licensee; or

(b)	any of the conditions set forth in Section 3.3.1 or 3.3.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date.

14.2.2	This Agreement may be terminated in its entirety at any time prior to the Closing by Pfizer by written notice to Licensee if:

(a)

there has been a breach, inaccuracy in or failure to perform any representation, warranty or covenant made by Licensee pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3.3.3 and such breach, inaccuracy or failure is incapable of being cured by the Outside Date or, if capable of being so cured, has not been cured by Licensee within thirty (30) days of Licensee’s receipt of written notice of such breach, inaccuracy or failure from Pfizer; or

(b)	any of the conditions set forth in Section 3.3.1 or 3.3.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date.

14.2.3

This Agreement may be terminated in its entirety at any time prior to the Closing by Licensee or Pfizer by written notice to the other Party (a) in the event that any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable order restraining or enjoining the Closing or otherwise declaring the Closing unlawful, or (b) on or after the date that is ninety (90) days after the Execution Date (the “Outside Date”).

14.2.4

Notwithstanding anything to the contrary in this Section 14.2, no Party may terminate this Agreement (a) pursuant to Sections 14.2.1(b) or 14.2.2(b) if the basis for the applicable conditions not being fulfilled results from a material breach by such Party of any of its representations, warranties, agreements or covenants contained in this Agreement, (b) pursuant to Sections 14.2.1(a) or 14.2.2(a) if such Party has materially breached any of its representations, warranties, agreements or covenants contained in this

Agreement such that any of the conditions to such Party’s obligation to consummate the Closing could not then be satisfied, or (c) pursuant to Section 14.2.3(b) if the basis for the Closing not occurring prior to the Outside Date results from a material breach by such Party of any of its representations, warranties, agreements or covenants contained in this Agreement.

14.3

Termination by Pfizer for Cause After Closing. After the Closing, Pfizer shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event Licensee materially breaches this Agreement, taking all provisions hereunder together as a whole and not individually (subject to the last sentence of this Section 14.3), and fails to cure such breach within ninety (90) days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such ninety (90) day period, and Licensee initiates actions to cure such breach within such period and thereafter diligently pursues such actions, Licensee shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed ninety (90) days; provided, further, that in the event that any such material breach by Licensee is limited to one or more (but not all) Products, Targets or countries, then Pfizer shall have the right to terminate solely with respect to such Products, Targets or countries. Any termination by Pfizer under this Section 14.3 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from Licensee. Notwithstanding the foregoing, in the event that any material breach by Licensee is limited to one or more (but not all) Products, Targets or countries, then Pfizer shall have the right to terminate this Agreement solely with respect to such Products, Targets or countries.

14.4	Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in its entirety in the event of a Bankruptcy Event with respect to the other Party.

14.5	Effects of Termination.

14.5.1

Termination in its Entirety by Pfizer for Cause or Termination in its Entirety by Either Party for a Bankruptcy Event or Force Majeure Event. In the event that Pfizer terminates this Agreement in its entirety pursuant to Section 14.3 or if either Party terminates this Agreement in its entirety pursuant to Sections 14.4 or 17.4, the following shall apply:

(a)	Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 14.6, all rights and obligations of each Party hereunder shall cease.

(b)

Licenses. Pfizer shall have, and Licensee does hereby grant to Pfizer and its Affiliates, a perpetual, irrevocable, worldwide, fully-paid up, royalty-free exclusive right and license, with the right to assign and grant sublicenses, under the Developed IP, as it exists as of the effective date of termination, for Exploitation of the Compounds and Products.

(c)

Transition. During the notice period provided in Section 14.3, as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Sections 14.4 or 17.4, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 14.5.1(c).

(i)

Continued Development. At Pfizer’s request and expense, Licensee shall continue on-going Development for a mutually agreed-upon period following terminating of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a clinical trial initiated by Licensee, Licensee shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for Pfizer to continue using, Developing, Commercializing and Manufacturing Compounds and Products.

(iii)

Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to Compounds and Products and all such information shall become Pfizer’s Confidential Information hereunder, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to Compounds and Products, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for Compounds and Products from Licensee to Pfizer.

(iv)	Trademarks. Pfizer shall have a fully paid-up, royalty- free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with a Product solely for the purpose of using, Developing, Commercializing and Manufacturing the Products. Pfizer shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Products. Pfizer and its Affiliates and sublicensees shall comply with Licensee’s reasonable trademark guidelines and quality control procedures negotiated between the Parties in good faith with respect to the foregoing license.

(v)

Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all Compound and Product, components and in-process inventory held by Licensee with respect to the Manufacture of Compounds and Products as of such date of termination. At Pfizer’s request and expense, if Licensee has sublicensed to a CMO to Manufacture the Compounds or Products, Licensee shall promptly assign such sublicense to Pfizer (to the extent permitted by the applicable sublicense agreement), or if not, Licensee shall continue to Manufacture or have Manufactured the Products for a period of not less than twelve (12) months, including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee the actual cost to Licensee of manufacturing associated with inventory and Compound and Product received by Pfizer pursuant to this Section 14.5.1(c)(v).

(vi)

Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Compounds and Products provided, however, that in no event shall Licensee be required to pay any fee in order to assign any contract under this Section 14.5.1(c)(vi). With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

(vii)

Residuals. Subject to Licensee’s ongoing confidentiality obligations under this Agreement, Licensee may use for any purpose permitted under this Agreement the Residuals resulting from access to or work with the Compounds, Products, Licensed Technology or Licensee-Selected Compound Technology.

14.5.2

Termination of a Terminated Product, Terminated Target or Terminated Territory. In the event that Pfizer terminates this Agreement with respect to a Terminated Product, Terminated Target or Terminated Territory, as applicable, pursuant to Section 14.3 (but not in the case of any termination of this Agreement in its entirety), the following shall apply:

(a)

Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 14.6, this Agreement shall automatically be deemed to be amended to exclude the rights and obligations of Licensee hereunder with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable.

(b)

Licenses. Pfizer shall have, and Licensee does hereby grant to Pfizer and its Affiliates, a perpetual, irrevocable, worldwide (except with respect to a Terminated Territory, in which case, such license shall be solely for the Terminated Territory), fully- paid up, royalty-free exclusive right and license, with the right to assign and grant sublicenses, under the Developed IP, as it exists as of the effective date of termination, for Exploitation of, as applicable, (i) the Terminated Target, Terminated Product and related Compounds and (ii) the Compounds and Products with respect to the Terminated Territory.

(c)

Transition. As soon as practicable upon notice of termination pursuant to Section 14.3 at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 14.5.2(c).

(i)

Continued Development. At Pfizer’s request and expense, Licensee shall continue on-going Development with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable, for a mutually agreed-upon period following the effective date of termination, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a clinical trial initiated by Licensee pursuant to this Section 14.5.2(c)(i), Licensee shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable, as of the effective date of termination, and are necessary or useful for Pfizer to continue using, Developing, Commercializing and Manufacturing with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable.

(iii)

Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable, and all such information shall become Pfizer’s Confidential Information hereunder; provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to such Terminated Product, Terminated Target or Terminated Territory, as applicable, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable, from Licensee to Pfizer. With respect to any Terminated Target, Terminated Product or Terminated Territory, nothing herein will prohibit Licensee from utilizing any relevant information, including regulatory and safety information, relating to such Terminated Target, Terminated Product or Terminated Territory in accordance with the obligations of confidentiality under this Agreement with respect to any other non-Terminated Target or non-Terminated Product.

(iv)

Trademarks. Pfizer shall have a fully paid-up, royalty- free, worldwide (except with respect to a Terminated Territory, in which case, such license shall be solely for the Terminated Territory), transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with a Terminated Product, or all Products with respect to a Terminated Target or Terminated Territory, as applicable, solely for the purpose of using, Developing, Commercializing and Manufacturing with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable. Pfizer shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing such Terminated

Product, or all Products with respect to a Terminated Target or Terminated Territory, as applicable. Pfizer and its Affiliates and sublicensees shall comply with Licensee’s reasonable trademark guidelines and quality control procedures negotiated between the Parties in good faith with respect to the foregoing license.

(v)

Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all Compound or Product, components and in-process inventory held by Licensee with respect to such Terminated Product and Terminated Target. At Pfizer’s request and expense, if Licensee has sublicensed to a CMO to Manufacture a Terminated Product, or any Products with respect to a Terminated Target or Terminated Territory, as applicable, Licensee shall promptly assign such sublicense to Pfizer (to the extent it relates to such Manufacture and to the extent permitted by the applicable sublicense agreement), or if not, Licensee shall continue to Manufacture or have Manufactured with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable, for a period of not less than twelve (12) months, including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee the actual cost of manufacturing associated with inventory and Compound and Product received by Pfizer pursuant to this Section 14.5.2(c)(v).

(vi)

Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to such Terminated Product, Terminated Target or Terminated Territory, as applicable (and only to the extent related to such Terminated Product, Terminated Target or Terminated Territory); provided, however, that in no event shall Licensee be required to pay any fee in order to assign any contract under this Section 14.5.2(c)(vi). With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

(vii)

Residuals. Subject to Licensee’s ongoing confidentiality obligations under this Agreement, Licensee may use for any purpose permitted under this Agreement the Residuals resulting from access to or work with the Compounds, Products, Licensed Technology or Licensee-Selected Compound Technology.

14.5.3

Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 14.4 or Section 17.4, and Pfizer elects not to initiate transition activities pursuant to Section 14.5.1(c), Licensee shall have the right to sell its remaining inventory of Products so long as Licensee has fully paid, and continues to pay when due, all Fees owed to Pfizer, and Licensee is otherwise not in material breach of this Agreement.

14.6

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 1 (Definitions), 7 (Records; Audit Rights), 8.1 (Pre-existing IP), 10 (Confidentiality), 12 (Indemnification), 13 (Limitation of Liability), 14.5 (Effects of Termination), 14.6 (Survival), 14.7 (365(n) Rights), 16 (Licensee Insurance) and 17 (General Provisions) shall survive expiration or termination of this Agreement; provided, however, that if this Agreement is terminated prior to the Closing, then only the provisions of Sections 1 (Definitions), 10 (Confidentiality), 14.6 (Survival) and 17 (General Provisions) shall survive such termination. If this Agreement is terminated with respect to a Terminated Product, Terminated Target or Terminated Territory, as applicable, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to such Terminated Product, Terminated Target or Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for any of Pfizer and its Affiliates and its and their sublicensees to exercise their rights to such Terminated Product, Terminated Target or Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Product, Terminated Target or Terminated Territory and be of no further force and effect.

14.7

365(n) Rights. All rights and licenses now or hereafter granted to Licensee under or pursuant to this Agreement, including Sections 2.1.1 and 2.1.2, are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the Bankruptcy Code. Pfizer hereby grants to Licensee a right of access and to obtain possession of and to benefit from the Licensed Know-How and Licensee-Selected Compound Know-How, which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Pfizer agrees not to interfere with Licensee’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts to assist Licensee to obtain such intellectual property and embodiments thereof in the possession or control of Affiliates or Third Parties as reasonably necessary or desirable for Licensee to exercise such rights and licenses in accordance with this Agreement. The Parties acknowledge and agree that all payments by Licensee to Pfizer under this Agreement, other than Sales Milestone Payments and Royalties, do not constitute “royalties” within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder. Conditioned upon satisfaction of the requirements of Section 365(b) of the Bankruptcy Code, Pfizer hereby consents to assumption of this Agreement in a case filed by or against Licensee under the Bankruptcy Code.

15.	PUBLICITY; PUBLICATIONS.

15.1

Use of Names. Subject to Pfizer’s rights pursuant to Section 14.5.1(c)(iv) and 14.5.2(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance; provided, however, that Licensee and any of its Affiliates or sublicensees may state publicly that Licensee has received, or been sublicensed under, a license from Pfizer to Exploit the Compounds and Products.

15.2

Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the rights granted hereunder, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from (a) complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange or any Order so long as the disclosing Party provides the other Party at least ten (10) Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange or such Order or (b) making any disclosure permitted under any other agreement between Licensee or any of its Affiliates or investors, on the one hand, and Pfizer or any of its Affiliates, on the other hand. For the avoidance of doubt, the restriction in this Section 15.2 shall not prevent Licensee from disclosing any information concerning its Exploitation of any Compounds or Products or Pfizer from disclosing any information concerning its Exploitation of any Compound directed at the [***] or products containing any such Compound; provided, however, that each Party shall first provide written notice to and reasonably consult with the other Party with respect to any press release or other public disclosure related to such Exploitation of any Compound directed at the [***], other than as described in Section 15.3, prior to its publication or release.

15.3

Publications. During the Term, each Party shall submit to the other Party for review and approval any proposed academic, scientific or medical publication or public presentation that contains (a) the other Party’s Confidential Information or (b) in the case of Pfizer, data from clinical trials that were conducted by or on behalf of Pfizer with the Compounds or Products in the Field within the Territory; provided, however, that with respect to any publication or public presentation of a Party in each case containing data related to the [***] that does not contain the other Party’s Confidential Information, the other Party shall only have a review right (and no approval right) with respect to such publication or public presentation. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology, Licensee-Selected Compound Technology, the Developed IP and Licensee’s commercial interests in the Compounds and Products and determining whether any portion of the proposed publication or presentation containing such other Party’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the reviewing Party no later than thirty (30) days before submission for publication or presentation (the “Review Period”). The reviewing Party shall provide its comments with respect to such publications and presentations within twenty (20) days of its receipt of such written copy, which comments the other Party shall reasonably consider. The Review Period may be extended for an additional thirty (30) days in the event the reviewing Party can, within ten (10) days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Each Party will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 15.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions. Notwithstanding the foregoing, Pfizer shall not be required to seek Licensee’s prior written approval to publish or present the publications set forth on Schedule 15.3, each of which was approved prior to the Execution Date.

16.	LICENSEE INSURANCE.

16.1

Insurance Requirements. Licensee will maintain from the Closing Date (but in the case of clinical trial insurance, Licensee will obtain prior to the initiation of any clinical trial and maintain), and until the later of (a) three (3) years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than five (5) million U.S. Dollars per occurrence and five (5) million U.S. Dollars in the aggregate. Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured via form CG20101185 or its equivalent (for US, Canada and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Licensee shall also maintain statutory workers’ compensation and employers liability with a minimum of $1,000,000 and a waiver of subrogation in favor of Pfizer and its Affiliates, except where prohibited by Applicable Law. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles or retentions for such insurance shall be assumed by Licensee.

16.2

Policy Notification. Licensee shall provide Pfizer with certified copies of such policies or original (electronic is acceptable) certificates of insurance evidencing such insurance (a) prior to the Closing and (b) the earlier of annually thereafter or prior to expiration of any one coverage. Licensee shall provide that Pfizer shall be given at least thirty (30) days written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

17.	GENERAL PROVISIONS.

17.1

Assignment. For purposes of this Section 17.1, any Change of Control shall be deemed an assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the Fees payable hereunder, (b) a Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party ([***]) and (c) either Party may assign this Agreement in connection with a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement (including, in the case of a direct or indirect assignee of either Party, provision of tax forms as contemplated by the second sentence of Section 6.11.3 and Section 6.11.6), and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void. Any permitted assignee will be deemed to be “Licensee” or “Pfizer,” as applicable, for all purposes hereunder.

17.2

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3

Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. The state courts of the State of New York or the United States District Court for the Southern District of New York (collectively, the “Courts”) shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such Courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such Court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

17.4

Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of any Governmental Authority or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or any other cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for two hundred seventy (270) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.8

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given upon: (a) personal delivery to the Party to be notified, (b) the earlier of (i) nonautomated confirmation of receipt or (ii) as provided in the following clause (c), if sent by electronic mail, provided that any electronic mail must be followed by confirmation copy sent by the means provided in the following clause (c) on the same day the electronic mail is sent, or (c) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt, in each case to the appropriate addresses and email addresses set forth below (or to such other addresses and email addresses as a Party may designate by written notice):

If to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: General Counsel

Email: [***]

With a copy to (which shall not constitute notice):

Arnold & Porter

250 West 55th Street

New York, NY 10019

Attention: Lowell Dashefsky

Email: [***]

If to Licensee:

Perception OpCo, LLC

c/o Bain Capital Private Equity, LP and Bain Capital Life Sciences, LP

200 Clarendon Street

Boston, MA 02116

Attention: Chris Gordon, Adam Koppel and David Hutchins

Email: [***]

            [***]

            [***]

With a copy to (which shall not constitute notice):

Ropes & Gray LLP

1900 University Avenue

6th Floor

East Palo Alto, CA 94303

Attention: Megan Baca

Email: [***]

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Marc Rubenstein

Email: [***]

17.9

Further Assurances. Licensee and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.10

No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except for (a) the provisions of Section 12, which shall be for the benefit of the Licensee Indemnitees and the Pfizer Indemnitees, (b) the provisions of Section 17.11, which shall be for the benefit of the Persons contemplated thereby, and (c) this Section 17.10 in respect of the sections set forth under the foregoing clauses (a) and (b).

17.11

Non-Recourse. This Agreement may be enforced only against, and any action, suit or proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. With respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of such named Party, and none of the Licensee Indemnitees or Pfizer Indemnitees other than such named Party, shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 17.11 are intended to be for the benefit of, and enforceable by the directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, advisors, lenders and other representatives and Affiliates and the other Licensee Indemnitees and Pfizer Indemnitees referenced in this Section 17.11 and each such Person shall be a third-party beneficiary of this Section

17.12	Entire Agreement; Confidentiality Agreement.

17.12.1

This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.

17.12.2	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12.3

Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder; provided, however, that the obligations contained in Section 4(a) of the Confidentiality Agreement shall survive in accordance with its terms.

17.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

17.14

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.15

Performance by Affiliates. Any obligation of either Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at such Party’s sole and exclusive option, by any Affiliate of such Party that it causes to satisfy, meet or fulfill such obligation, in whole or in part, provided that such Party shall remain liable hereunder for the performance by its Affiliates of any such obligations.

17.16

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

PERCEPTION OPCO, LLC	PFIZER INC.

By: /s/ Chris Gordon Name: Chris Gordon Title: President	By: /s/ Morris J. Birnbaum Name: Morris J. Birnbaum Title: SVP-CSO, Internal Medicine